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Exhibit 10.1

Conformed Copy

************************************************************

VTR GLOBALCOM S.A.

and

SUBSIDIARY GUARANTORS

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 29, 2003

BANKBOSTON N.A.,
CITIBANK, N.A.,
and
JPMORGAN CHASE BANK
as Arrangers,

and

TD SECURITIES (USA) INC.,
as Lead Arranger

************************************************************

Table of Contents

        This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

i

8.05	Action	30
8.06	Approvals	30
8.07	Legal Form	30
8.08	Ranking	30
8.09	Taxes	31
8.10	Commercial Activity; Absence of Immunity	31
8.11	Material Agreements and Liens	31
8.12	Environmental Matters	31
8.13	Capitalization	31
8.14	Subsidiaries, Etc	32
8.15	Properties and Assets	32
8.16	True and Complete Disclosure	32
8.17	Investment Holding Company Act	33
8.18	Use of Credit	33
8.19	Solvency	33
8.20	Ownership of Collateral	33
8.21	Liens, etc	33
SECTION 9.	COVENANTS OF THE OBLIGORS	33
9.01	Financial Statements, Etc	33
9.02	Litigation	35
9.03	Existence, Etc	35
9.04	Insurance	36
9.05	Prohibition of Fundamental Changes	36
9.06	Limitation on Liens	37
9.07	Indebtedness	37
9.08	Investments	38
9.09	Restricted Payments	38
9.10	Capital Expenditures	39
9.11	Total Debt to EBITDA Ratio	39
9.12	CADS to Adjusted Debt Service Ratio	39
9.13	Interest Coverage Ratio	40
9.14	Governmental Approvals	40
9.15	Hedge Agreements	40
9.16	Lines of Business	40
9.17	Transactions with Affiliates	40
9.18	Certain Obligations in Respect of Subsidiaries	41
9.19	Insurance	41
9.20	Post-Closing Collateral Matters	41
9.21	Qualified Local Financing	43
9.22	Limitation on Amendments to QLF Documentation	45
SECTION 10.	EVENTS OF DEFAULT	45
SECTION 11.	THE ADMINISTRATIVE AGENT	48
11.01	Appointment, Powers and Immunities	48
11.02	Reliance by Administrative Agent	49
11.03	Defaults	49
11.04	Rights as a Lender	49
11.05	Indemnification	50
11.06	Non-Reliance on Administrative Agent and Other Lenders	50
11.07	Failure to Act	50
11.08	Resignation or Removal of Administrative Agent	50

ii

11.09	Consents under Other Basic Documents	51
SECTION 12.	MISCELLANEOUS	51
12.01	Waiver	51
12.02	Notices	51
12.03	Expenses	51
12.04	Indemnification	52
12.05	Amendments, Etc	52
12.06	Successors and Assigns	52
12.07	Assignments and Participations	52
12.08	Survival	54
12.09	Captions; Integration	55
12.10	Counterparts	55
12.11	Judgment Currency	55
12.12	Governing Law	55
12.13	Jurisdiction; Service of Process; Venue	55
12.14	No Immunity	56
12.15	Waiver of Jury Trial	56
12.16	Use of English Language	57
12.17	Confidentiality	57
SCHEDULE I	— Material Agreements and Liens
SCHEDULE II	— Subsidiaries and Investments
SCHEDULE III	— Material Litigation
SCHEDULE IV	— Properties and Assets
SCHEDULE V	— Equity Rights
EXHIBIT A	— Existing Security Documents
EXHIBIT B-1	— Form of Opinion of Chilean Counsel to the Obligors
EXHIBIT B-2	— Form of Opinion of New York Counsel to the Administrative Agent
EXHIBIT B-3	— Form of Opinion of Chilean Counsel to the Administrative Agent
EXHIBIT B-4	— Form of Opinion of Cayman Islands Counsel to the Obligors
EXHIBIT C	— Form of Compliance Certificate
EXHIBIT D	— Form of UGC Comfort Letter

iii

        AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 29, 2003 among:

          (a)   VTR GLOBALCOM S.A., a corporation duly organized and validly existing under the laws of the Republic of Chile (the "Company");

          (b)   the subsidiaries of the Company listed on the signature pages hereto (the "Subsidiary Guarantors" and, collectively with the Company, the "Obligors");

          (c)   each of the lenders listed on the signature pages hereto or that, pursuant to Section 12.07(b) hereof, shall become a "Lender" hereunder (individually, a "Lender" and, collectively, the "Lenders"); and

          (d)   TORONTO DOMINION (TEXAS), INC., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

        The Administrative Agent, the Company, the Lenders and the Subsidiary Guarantors are parties to a Credit Agreement, dated as of April 29, 1999 (as amended pursuant to an Amendment No. 1, dated as of July 29, 1999, an Amendment No. 2, dated as of August 27, 1999, an Amendment No. 3, dated as of October 6, 1999, an Amendment No. 4, dated as of October 22, 1999, an Amendment No. 5, dated as of June 29, 2000, an Amendment No. 6, dated as of April 29, 2001, an Amendment No. 7, dated as of April 29, 2002, an Extension Agreement, dated as of April 29, 2003 and as otherwise amended and modified prior to the date hereof, the "Original Credit Agreement"). The parties to the Original Credit Agreement wish to amend and restate the terms thereof and, accordingly, the parties agree that, effective as of the Closing Date, the Original Credit Agreement shall be amended and restated in its entirety to read as follows:

        Section 1.    Definitions and Accounting Matters.

        1.01    Certain Defined Terms.    As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

          "Acceptable Terms" shall mean a Qualified Local Financing that:

            (a)   the Administrative Agent, acting with the consent of the Required Lenders, shall have notified the Company that the Administrative Agent and the Required Lenders have determined, in their reasonable judgment, has terms and conditions consistent with similar financing in the Chilean bank markets or the Chilean bond markets (as the case may be) for similarly situated companies with a Debt Rating of 'A-',

            (b)   has an interest rate such that the amount of interest payable on the first interest payment date of such Qualified Local Financing (if the principal amount thereof were denominated in Dollars and if such amount of interest were payable in Dollars, in each case calculated at such exchange rate as the Administrative Agent may reasonably select), would be an amount less than or equal to the amount of interest that would have accrued on such Qualified Local Financing during the period ending on such first interest payment date if the interest rate thereon was equal to the three-month London inter-bank offered rate plus 600 basis points,

            (c)   does not require a guaranty, security interest grant (other than a stock pledge from the Stock Pledgors) or other credit support from any direct or indirect shareholder of the Company,

            (d)   provides for binding commitments in an amount not less than the applicable amount required by Section 9.21(f) hereof (or if the Majority Lenders have consented pursuant to Section 9.21(c)(iii) and Section 9.21(c)(vii)(x) hereof to a lesser amount, such lesser amount), and

            (e)   does not require or contemplate the issuance or granting of any equity or ownership interests in the Company, or rights (contingent or other) to purchase or otherwise acquire any equity or ownership rights in the Company.

          "Accepted QLF" shall have the meaning assigned to such term in Section 9.21(c)(vi) hereof.

          "Adjusted Debt Service" shall mean, for any period, the sum of the following:

            (a)   all scheduled payments of principal of Indebtedness (including, without limitation, the principal component of any payments in respect of Capital Lease Obligations) made during such period and all interest in respect of Indebtedness paid during such period, plus

            (b)   the aggregate amount of fees paid to the Lenders pursuant to Section 2.02 hereof during such period, minus

            (c)   the aggregate amount of Equity Contributions made during such period, but only to the extent such Equity Contributions are used to repay outstanding Indebtedness during such period.

          "Additional Costs" shall have the meaning assigned to such term in Section 5.01(a) hereof.

          "Administrative Agent" shall have the meaning assigned to such term in the preamble.

          "Administrative Agent's Account" shall mean account no. 6550-6-53000 (for the account of Toronto Dominion (Texas), Inc., reference: VTR GlobalCom S.A.) of the Administrative Agent maintained at Bank of America, N.A. (ABA No. 026009593), or such other account at such other bank in New York City as the Administrative Agent shall specify from time to time to the Company and the Lenders.

          "Advance Date" shall have the meaning assigned to such term in Section 4.06 hereof.

          "Affiliate" shall mean any Person (other than any Wholly Owned Subsidiary of the Company) that directly or indirectly controls, or is under common control with, or is controlled by, the Company and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          "Agreement to Grant a Pledge Without Conveyance" shall mean an Agreement to Grant a Pledge Without Conveyance described on Exhibit A hereto.

          "Applicable Fee Percentage" shall mean:

            (a)   on the first Closing Date Anniversary, 1/4 of 1.0%; and

            (b)   on each Closing Date Anniversary thereafter, the Applicable Fee Percentage for the immediately preceding Closing Date Anniversary, plus 1/4 of 1.0%.

          "Applicable Margin" shall mean 5.50% per annum; provided that the "Applicable Margin" is subject to increase as provided in Section 9.21(e) hereof.

          "Application Date" shall mean, with respect to any Net Disposition Proceeds, Net Equity Proceeds or Net Debt Proceeds, the earlier of (x) the date the Company is permitted by the Central Bank of Chile or the regulations thereof to effect mandatory prepayments pursuant to paragraph (b), (c) or (d), respectively, of Section 2.07 hereof and (y) ten Business Days after receipt by the Company or any of its Subsidiaries of such Net Disposition Proceeds, Net Equity Proceeds or Net Debt Proceeds, respectively.

          "Basic Documents" shall mean, collectively, this Agreement, the Notes and the Security Documents.

          "Basle Accord" shall have the meaning assigned to such term in Section 5.01(b) hereof.

          "Business Day" shall mean (a) any day on which commercial banks are not authorized or required to close in New York City or Santiago, Chile and (b) if such day relates to a payment or prepayment of principal of or interest on, or an Interest Period for, a Loan or a notice by the Company with respect to any such payment or prepayment, any day on which dealings in Dollar deposits are carried out in the London interbank market.

          "Cable Operations" shall have the meaning assigned to such term in Section 9.01(a)(y) hereof.

          "CADS" shall mean, for any period, the sum of the following:

            (a)   EBITDA for such period, plus

            (b)   any decrease (or minus any increase) in Working Capital during such period, minus

            (c)   cash Taxes paid, minus

            (d)   the aggregate amount of Capital Expenditures made during such period, plus

            (e)   the following:

              (i)    for each such period ended prior to December 31, 2004, the aggregate amount of cash and cash equivalents held by the Company (as set forth on the Company's cash flow statement for such period furnished pursuant to Section 9.01 hereof) as at the first day of such period, and

              (ii)   for each such period ended on or after December 31, 2004, the aggregate amount of cash (as set forth on the Company's balance sheet for such date furnished pursuant to Section 9.01 hereof) as at the first day of such period, up to a maximum amount equal to U.S.$5,000,000, plus

            (f)    the aggregate amount of Equity Contributions made during such period to the extent used to finance Capital Expenditures made during such period, to the extent permitted by Section 9.10 hereof.

          "CADS to Adjusted Debt Service Ratio" shall mean, as at any date, the ratio of the following:

            (a)   CADS for the period of four consecutive fiscal quarters ended on, or most recently ended prior to, such date, to

            (b)   Adjusted Debt Service for such period.

          "Cable Subscribers" shall mean subscribers to the multi-channel television services (including wireline, wireless and DBS television services) provided by the Obligors.

          "Capital Expenditures" shall mean, for any period, expenditures made by the Company or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

          "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

          "Chile" shall mean the Republic of Chile.

          "Chilean Rating Agency" shall mean a Chilean rating agency (that is an affiliate of either Standard & Poor's Rating Services, Moody's Investors Services, Inc. or Duff & Phelps Credit Rating Co.).

          "Chilean Taxes" shall mean all present and future income, stamp, registration and other taxes and levies, imposts, deductions, charges, compulsory loans and withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto, now or hereafter imposed, assessed, levied or collected by (a) Chile or any political subdivision or taxing authority thereof or therein, or by any federation or association of or with which Chile may be a member or associated, on or in respect of this Agreement, the Loans, the Notes, the other Basic Documents, the recording, registration, notarization or other formalization of any thereof, the enforcement thereof or the introduction thereof in any judicial proceedings, or on or in respect of any payments of principal, interest, premiums, charges, fees or other amounts made on, under or in respect of any thereof, or (b) any other jurisdiction from or through which payments to or for account of any Lenders hereunder are made as a result or consequence of such payments (excluding, however, income or franchise taxes imposed on a Lender by a jurisdiction as a result of such Lender being organized under the laws of such jurisdiction or of its Lending Office being located in such jurisdiction).

          "Closing Date" shall mean the date on which the conditions precedent set forth in Section 7.01 hereof shall have been satisfied.

          "Closing Date Anniversary" shall mean each anniversary of the Closing Date on which any Loans are outstanding or any other amounts are payable by the Company hereunder.

        "Closing Date Balance" shall mean the aggregate principal amount of the Loans outstanding under this Agreement on the Closing Date, after giving effect to the prepayment by the Company of the Loans under the Original Credit Agreement pursuant to Section 7.01(a)(i) hereof.

          "Collateral" shall mean all of the Property of the Obligors covered by the Security Documents.

          "Commencement Date" shall mean each QLF Rating Date and each anniversary of any QLF Rating Date (but only if the Debt Rating on such anniversary continues to be 'A-' or better),

          "Commitment" shall have the meaning assigned to such term in Section 9.21(c)(v) hereof.

          "Company" is defined in the preamble.

          "Conditional Assignment" shall mean a Conditional Assignment described on Exhibit A hereto.

          "Debt Rating" shall have the meaning assigned to such term in Section 9.21(a) hereof.

          "Default" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

          "Default Interest Period" shall mean, during any period while any principal of a Loan, interest thereon or any other amount owing hereunder is in default, each successive period as the Administrative Agent shall from time to time (with the consent of the Majority Lenders) choose; provided that (a) no such period shall exceed three months, (b) the first such period shall commence as of the date on which such principal, interest or other amount became due and each succeeding such period shall commence upon the expiry of the immediately preceding such period, and (c) in the absence of or pending such consent from the Majority Lenders, each Default Interest Period shall have a duration of one week.

          "Disposition" shall mean any disposition of any Property of the Company or any of its Subsidiaries made after the date hereof, other than the following:

            (a)   a disposition made in the ordinary course of business, and

            (b)   a disposition made pursuant to Section 9.05(d)(ii) hereof.

          "Dividend Payment" shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Company or of any warrants, options or other rights to acquire the same, but excluding dividends payable solely in shares of common stock of the Company.

          "Dollars" and "U.S.$" shall mean lawful money of the United States of America.

          "EBITDA" shall mean, for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP), of the following:

            (a)   net operating income for such period (calculated before income taxes, Interest Expense, extraordinary and unusual items and income or loss attributable to equity in Affiliates), plus

            (b)   depreciation and amortization (to the extent deducted in determining net operating income) for such period, plus

            (c)   the portion of management and other similar fees accrued to be paid, but unpaid, in respect of the Management Agreements (to the extent deducted in determining net operating income) for such period.

          "Eligible Assignee" shall mean, at any time, (a) a Lender, (b) an affiliate of a Lender, (c) a Person that is a bank, or a qualified financial institution for the purpose of Article 59 No 1 of the income tax law of Chile or (d) any other Person approved by the Company and the Administrative Agent (which approval shall not be unreasonably withheld or delayed).

          "Entitled Person" shall have the meaning assigned to such term in Section 12.11 hereof.

          "Environmental Claim" shall mean, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, by such Person of any Environmental Law.

          "Environmental Laws" shall mean any and all present and future Chilean laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of the environment or human health or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment.

          "Equity Contribution" shall mean a cash contribution made by UGC or one of its Affiliates (other than any Obligor) to the common equity capital of the Company.

          "Equity Rights" shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

          "Eurodollar Rate" shall mean, with respect to any Loan for any Interest Period or Default Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) reported, at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two Business Days prior to the first day of such Interest Period or Default Interest Period, on Telerate Access Service Page 3750 (British Bankers Association Settlement Rate) as the London interbank offered rate for Dollar deposits having a term comparable to the duration of such Interest Period and in an amount equal to or greater than U.S.$1,000,000.

          "Event of Default" shall have the meaning assigned to such term in Section 10 hereof.

          "Excess Cash Flow" shall mean, for any fiscal year, the sum of the following for the Company and its Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP):

            (a)   EBITDA for such period, minus

            (b)   extraordinary cash losses for such period, plus

            (c)   extraordinary cash gains for such period, minus

            (d)   Capital Expenditures made during such period to the extent permitted by Section 9.10 hereof, minus

            (e)   all scheduled payments of principal of Indebtedness of the Company (including, without limitation, the principal component of any payments in respect of Capital Lease Obligations) made during such period and all interest in respect of Indebtedness of the Company paid during such period, minus

            (f)    corporate taxes actually paid by the Company or any of its Subsidiaries during such period, plus

            (g)   the amount of the net decrease in Working Capital (or minus the net increase in Working Capital) of the Company and its Subsidiaries for such period.

          "Excess Funding Subsidiary Guarantor" shall have the meaning assigned to such term in Section 6.07 hereof.

          "Excess Payment" shall have the meaning assigned to such term in Section 6.07 hereof.

          "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged on such Business Day on such transactions as determined by the Administrative Agent.

          "First Request Date" shall have the meaning assigned to such term in Section 9.21(b) hereof.

          "GAAP" shall mean generally accepted accounting principles in Chile as in effect from time to time as set forth in Section 1.02(a) hereof.

          "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

          "Guaranteed Obligations" shall have the meaning assigned to such term in Section 6.01 hereof.

          "Hazardous Material" shall mean, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

          "Hedge Agreement" shall mean, for any Person, an interest rate swap, cap or collar agreement, currency swap agreement, currency hedge agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks or currency risks either generally or under specific contingencies.

          "Indebtedness" shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such other Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services (other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered); (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person. "Indebtedness" shall not include obligations in respect of Hedge Agreements.

          "Interest Coverage Ratio" shall mean, as at any date, the ratio of the following:

            (a)   EBITDA for the fiscal quarter ending on, or most recently ended prior to, such date, divided by

            (b)   Interest Expense for such fiscal quarter.

          "Interest Expense" shall mean, for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP) of the following: (a) all interest in respect of Indebtedness accrued or capitalized during such period

  (whether or not actually paid during such period), plus (b) the net amounts payable (or minus the net amounts receivable) under Hedge Agreements (to the extent hedging interest rate risks) accrued during such period (whether or not actually paid or received during such period).

          "Interest Period" shall mean, with respect to any Loan, each period commencing on the date such Loan was made or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first or third calendar month thereafter (as selected by the Company by notice to the Administrative Agent at least three Business Days prior to the first day of such Interest Period (and (x) if the Company fails to so provide such notice, the third calendar month thereafter, and (y) the Company shall make such selection so that no Interest Period shall commence before and end after a Principal Payment Date unless the aggregate principal amount of Loans that have Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of Loans scheduled to be outstanding after giving effect to the payments of principal of the Loans required to be made on such Principal Payment Date)), except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing, each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).

          "Internet Operations" shall have the meaning assigned to such term in Section 9.01(a)(y) hereof.

          "Internet Subscribers" shall mean subscribers to the internet services provided by the Obligors.

          "Investment" shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (unless such agreement is conditioned on such acquisition being permitted under this Agreement), (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such other Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory, services or supplies sold by such Person in the ordinary course of business); (c) the entering into any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such other Person; or (d) the entering into of any Hedge Agreement.

          "Judgment Currency" shall have the meaning assigned to such term in Section 12.11 hereof.

          "Leased Switch Property" shall have the meaning assigned to such term in Section 9.20(b)(i) hereof.

          "Lender" shall have the meaning assigned to such term in the preamble.

          "Lenders' Share" shall mean, for any date, a fraction where:

            (a)   the numerator is the aggregate outstanding principal amount of the Loans on such date, and

            (b)   the denominator is the sum of the aggregate outstanding principal amount of the Loans on such date plus the aggregate outstanding principal amount of all QLFs on such date.

          "Lending Office" shall mean, for each Lender, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated on the signature pages hereof or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Company as the office at which its Loans are to be maintained.

          "Lien" shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement and the other Basic Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

          "Loans" shall have the meaning assigned to such term in Section 2.01 hereof.

          "Majority Lenders" shall mean Lenders holding at least 51% of the aggregate outstanding principal amount of the Loans.

          "Management Agreements" shall mean (a) the Management Services Agreement, dated January 1, 2001, between the Company and United Latin America Management, Inc. and (b) the Master Seconded Employee Services Agreement, dated January 1, 2001, between the Company and UnitedGlobalCom, Inc.

          "Margin Stock" shall mean "margin stock" within the meaning of Regulations U and X.

          "Market Change" shall mean either (i) the Company shall cease to have a Debt Rating of 'A-' or better, or (ii) a change shall have occurred in the relevant financing markets in Chile such that (a) the relevant Accepted QLF cannot be consummated substantially on the terms and conditions described in the Commitment therefor, and (b) such Accepted QLF, if consummated, would not constitute a Qualified Local Financing.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the Property, business, operations, financial condition, liabilities or capitalization of the Obligors (taken as a whole), (b) the ability of the Obligors and the Stock Pledgors (taken as a whole) to perform their respective material obligations under such of the Basic Documents to which they are parties, (c) the validity or enforceability of any of the Basic Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Basic Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

          "Negotiation Period" shall have the meaning assigned to such term in Section 5.02(b)(i) hereof.

          "Net Debt Proceeds" shall mean, with respect to any incurrence of Indebtedness by the Company or any of its Subsidiaries (including any QLF), other than any Indebtedness incurred pursuant to Section 9.07(d) hereof or Section 9.07(f) hereof, the sum of:

            (a)   the gross cash proceeds received by the Company or any of its Subsidiaries from such incurrence (including any cash payments received by way of deferred payment of principal pursuant to a permitted promissory note or installment receivable or otherwise, but only as and when received); minus

            (b)   all (i) reasonable and customary fees and expenses actually paid by the Company or its Subsidiaries in connection therewith and (ii) underwriters' discounts and commissions in connection therewith not payable to the Company, any of its Subsidiaries or any of their Affiliates.

          "Net Disposition Proceeds" shall mean the sum of:

            (a)   the gross cash proceeds received by the Company or any of its Subsidiaries from any Disposition; minus

            (b)   (i) all reasonable and customary legal, investment banking, brokerage, accounting, financial advisory, title, recording, and other fees and expenses actually incurred by the Company and its Subsidiaries in connection with such Disposition, (ii) all taxes actually paid or estimated by the Company (in good faith) to be payable in cash in connection with such Disposition; provided, however, that if, after the payment of all taxes with respect to such Disposition, the amount of estimated taxes, if any, pursuant to clause (ii) above exceeded the amount of taxes actually paid in cash in respect of such Disposition, the aggregate amount of such excess shall be immediately payable, pursuant to clause (b) of Section 2.07, as Net Disposition Proceeds, (iii) without duplication of the taxes referred to in clause (ii) above, the amount of income taxes payable (assuming the taxpayer is subject to taxation at the highest applicable marginal rate and determined without regard to any other tax items of the Company or the taxpayer) by the taxpayers arising from such Disposition (provided that a certificate is delivered to the Administrative Agent, satisfactory in form and substance to the Administrative Agent, by PricewaterhouseCoopers LLC (or other independent public accountants of nationally recognized standing, with the prior written approval of the Administrative Agent) at the time of such Disposition setting forth in detail the calculation of such amount, (iv) if permitted hereunder or otherwise by the Majority Lenders, the aggregate amount of any Indebtedness which is secured by such asset and required to be repaid from such gross cash proceeds and (v) the amount of any reserve or escrow established in respect of any claims or liabilities of or payable by the Company or its Subsidiaries in respect of such Disposition.

          "Net Equity Proceeds" shall mean, in the case of the issuance, placement or sale of equity securities or other ownership interests (whether pursuant to a public or private offering, but excluding (x) any issuance of securities or other ownership interests to employees of the Company or any of its Subsidiaries and (y) any Equity Contribution) from and after the date hereof, the sum of:

            (a)   the gross cash proceeds received by the Company or any of its Subsidiaries from such issuance, placement or sale of equity securities or other ownership interests (including any cash payments received by way of deferred payment of principal pursuant to a permitted promissory note or installment receivable or otherwise, but only as and when received); minus

            (b)   all (i) reasonable and customary legal, investment banking, brokerage, accounting, financial advisory, title, recording, and other fees and expenses actually paid by the Company or its Subsidiaries in connection therewith and (ii) underwriters' discounts and commissions in connection therewith not payable to the Company, any of its Subsidiaries or any of their Affiliates.

          "Notes" shall mean the promissory notes described in Section 2.05 hereof.

          "Obligors" shall have the meaning assigned to such term in the preamble.

          "Original Credit Agreement" shall have the meaning assigned to such term in the preamble.

          "Owned Switch Property" shall have the meaning assigned to such term in Section 9.20(b)(i) hereof.

          "Participant" shall have the meaning assigned to such term in Section 12.07(c) hereof.

          "Permitted Investments" shall mean: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof; (b) deposits maintained with any banking institution and certificates of deposit issued by any other bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least U.S.$500,000,000, maturing not more than 90 days from the date of acquisition thereof; and (c) commercial paper rated A1 or better or P1 by Standard & Poor's Corporation or Moody's Investors Services, Inc., respectively, maturing not more than 90 days from the date of acquisition thereof.

          "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

          "Pesos" shall mean the lawful money of Chile.

          "Post-Default Rate" shall mean, in respect of any principal of any Loan, interest thereon or any other amount owing hereunder that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum for each Default Interest Period equal to (a) 3% plus (b) the Applicable Margin plus (c) the Eurodollar Rate for such Default Interest Period.

          "Principal Payment Dates" shall mean the last Business Day of each March, June, September and December in each year, commencing with the last Business Day of March 2004.

          "Process Agent" shall have the meaning assigned to such term in Section 12.13(b) hereof.

          "Property" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          "ProRata Share" shall have the meaning assigned to such term in Section 6.07(iii) hereof.

          "QLF" shall mean any Qualified Local Financings entered into pursuant to Section 9.21 hereof.

          "QLF Lenders" shall mean the holders from time to time of any QLF.

          "QLF Rating Date" shall have the meaning assigned to that term in Section 9.21(b)(iii) hereof.

          "Qualified Local Financing" shall mean Indebtedness of the Company that:

            (a)   is either secured on a pari passu and pro-rata basis with the Lenders hereunder or is unsecured,

            (b)   has covenants that do not materially impair the rights of the Administrative Agent or the Lenders hereunder or under any of the other Basic Documents and that are not materially more restrictive than the covenants set forth in Section 9 hereof, provided that there may be an additional financial covenant testing the ratio of the total liabilities of the Company to the equity of the Company,

            (c)   has a repayment schedule that is no more accelerated than the repayment schedule set forth in Section 3.01 hereof,

            (d)   any Net Debt Proceeds of which are used to prepay the Loans pursuant to Section 2.07(d) hereof, and

            (e)   has a maturity of no earlier than December 31, 2006.

          "Regulations A, U and X" shall mean, respectively, Regulations A, U and X of the Board of Governors of the Federal Reserve System of the United States of America (or any successor), as the same may be modified and supplemented and in effect from time to time.

          "Regulatory Change" shall mean, with respect to any Lender (or any Lending Office or bank holding company of which such Lender is a subsidiary), any change after the date of this Agreement in law or regulations or the adoption or making after such date of any interpretation, directive or request applying to a class of financial institutions including such Lender (or such Lending Office or such bank holding company) of or under any law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          "Relevant Date" shall have the meaning assigned to such term in Section 9.21(d) hereof.

          "Relevant Parties" shall mean the Company, any Subsidiary Guarantor and any Stock Pledgor.

          "Required Lenders" shall mean Lenders holding at least 66?% of the aggregate outstanding principal amount of the Loans.

          "Required Modifications" shall have the meaning assigned to such term in Section 9.21(c)(vii) hereof.

          "Required Payment" shall have the meaning assigned to such term in Section 4.06 hereof.

          "Security Documents" shall mean, collectively, each of the agreements described on Exhibit A hereto, together with any other agreement, instrument or other document creating, governing, perfecting or evidencing a Lien securing obligations of Obligors hereunder that is entered into pursuant to any of the Security Documents or this Agreement, as the same may be modified and supplemented and in effect from time to time.

          "Stock Pledge Agreement" shall mean the Stock Pledge Agreements described on Exhibit A hereto.

          "Stock Pledgors" shall mean each Person owning any capital stock of the Company, which, on the Closing Date, consists of United Chile, Inc., a Colorado corporation, and United Chile Ventures, Inc., a Cayman Islands company.

          "Subordinated Debt" shall mean the Indebtedness of the Company described on Schedule I hereto under the heading "Subordinated Debt."

          "Subsequent Request" shall have the meaning assigned to such term in Section 9.21(b)(ii) hereof.

          "Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such

  Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

          "Subsidiary Guarantors" shall have the meaning assigned to such term in the preamble.

          "Substitute Basis" shall have the meaning assigned to such term in Section 5.02(b)(i) hereof.

          "TD" shall mean Toronto Dominion (Texas), Inc.

          "Telecommunications License" shall mean the licenses granted to the Company or any of its Subsidiaries by the Chilean Under Secretary of Telecommunications (Subsecretaría de Telecomunicaciones) for the provision of telecommunications services.

          "Telephony Operations" shall have the meaning assigned to such term in Section 9.01(a)(y) hereof.

          "Telephony Subscribers" shall mean subscribers to telephony services provided by the Obligors.

          "Total Debt to EBITDA Ratio" shall mean, as at any date, the ratio of the following:

            (a)   the aggregate amount of all Indebtedness of the Company and its Subsidiaries on such date to

            (b)   the product of (x) EBITDA for the period of two fiscal quarters ending on, or most recently ended prior to, such date times (y) two.

          "UGC" shall mean UGC Holdings, Inc., a Delaware corporation, and its legal successors.

          "VTR Larga Distancia Lease Agreements" shall mean:

            (a)   the lease agreement No 9609007, dated as of February 1, 1997, between VTR Telefónica S.A. and Comunicaciones Mundiales S.A.,

            (b)   the lease agreement No 97003008, dated as of February 1, 1997, between VTR Telefónica S.A. and VTR Larga Distancia S.A.,

            (c)   the agreement No 01071998 for the provision of telecommunication services, dated as of July 1, 1998, between VTR Cablexpress (Chile) S.A. and VTR Larga Distancia S.A., and

            (d)   the agreement No 02071998 for the provision of telecommunication services, dated as of July 1, 1998, between VTR Cablexpress (Chile) S.A. and VTR Larga Distancia S.A.

          "Wholly Owned Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

          "Working Capital" shall mean, at any time of determination, the sum of:

            (a)   the consolidated current assets of the Company and its Subsidiaries at such time (other than cash and cash equivalents held by the Company and its Subsidiaries, and other than any assets arising under Hedge Agreements), minus

            (b)   the consolidated current liabilities of the Company and its Subsidiaries at such time (other than the current portion of outstanding Loans, and other than liabilities under Hedge Agreements).

        1.02    Accounting Terms and Determinations.

        (a)   Except as otherwise expressly provided herein, all financial statements required to be delivered to the Administrative Agent or the Lenders hereunder shall be prepared in accordance with generally accepted accounting principles in Chile, as in effect from time to time, subject to Section 1.02(b) below. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all certificates and reports as to financial matters required to be delivered to the Administrative Agent or the Lenders hereunder shall (unless otherwise disclosed to the Administrative Agent or the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles in Chile applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles in Chile applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder unless (i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Majority Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 9.01 hereof, shall mean the financial statements referred to in Section 8.02 hereof).

        (b)   The Company shall deliver to the Administrative Agent or the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 9.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

        (c)   Notwithstanding any contrary provision of GAAP, for purposes of converting amounts in Pesos into amounts in Dollars in connection with (x) the determination of EBITDA for purposes of Section 9.11 hereof (Total Debt to EBITDA Ratio) for any period, the exchange rate that shall be used shall be the average exchange rate for two fiscal quarters ending on the last day of such period (and otherwise determined in accordance with GAAP), (y) the determination of EBITDA for purposes of Section 9.12 hereof (CADS to Adjusted Debt Service Ratio) for any period, the exchange rate that shall be used shall be the average daily exchange rate referred to as Dólar Observado published in the Chilean Official Gazette by the Central Bank of Chile (or, if the Central Bank of Chile ceases to publish the Dólar Observado, the exchange rate replacing Dólar Observado) for the four fiscal quarters ending on the last day of such period (and otherwise determined in accordance with GAAP) and (z) the determination of EBITDA for purposes of Section 9.13 hereof (Interest Coverage Ratio) for any period, the exchange rate that shall be used shall be the exchange rate for the fiscal quarter ending on the last day of such period (and otherwise determined in accordance with GAAP).

        Section 2.    Loans, Certain Fees, Notes and Prepayments.

        2.01    Outstanding Loans.    Pursuant to the Original Credit Agreement, each of the Lenders made "Tranche A Loans" (as that term is defined in the Original Credit Agreement) and "Tranche B Loans" (as so defined) in Dollars to the Company (collectively, the "Loans"). The outstanding principal amount of each Lender's Loans on the date of this Agreement, after giving effect to the prepayments required by Section 7.01(a)(i) hereof, is set forth opposite the name of such Lender on the signature pages hereto.

        2.02    Fees.    The Company shall pay to the Administrative Agent for account of each Lender the following fees:

          (a)   on the Closing Date, a fee in an amount equal to 1.0% of the aggregate outstanding principal amount of Loans held by such Lender on such date, as set forth opposite such Lender's name on the signature pages hereto;

          (b)   on each Closing Date Anniversary, a fee in an amount equal to the Applicable Fee Percentage of the aggregate outstanding principal amount of Loans held by such Lender on such date; and

          (c)   on the third Closing Date Anniversary, in addition to the fee described in clause (b) above, a fee in an amount equal to 0.75%.

        2.03    Lending Offices.    The Loans made by each Lender are maintained at such Lender's Lending Office.

        2.04    Remedies Independent.    Without prejudice to the provisions of Section 10 hereof, to the extent they require action on the part of the Majority Lenders to accelerate the maturity of the Loans, the amounts payable by the Company at any time hereunder and under the Notes to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

        2.05    Notes.    Each of the Loans is evidenced by one or more promissory notes (pagarés) issued pursuant to the Original Credit Agreement. As provided in Section 7.01(c)(iii) hereof, on the Closing Date each of said promissory notes shall be amended to reflect the modifications to the terms of the Loans provided for by this Agreement.

        2.06    Optional Prepayments.    Subject to Section 4.04 hereof, the Company shall have the right to prepay Loans at any time, provided that the Company shall give the Administrative Agent notice of each such prepayment as provided in Section 4.05 hereof (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder). Each prepayment of Loans under this Section shall be without any penalty or premium, except as may be required under Section 5.05 hereof, and shall be applied to the remaining installments of the Loans ratably in accordance with the respective amounts thereof.

        2.07    Mandatory Prepayments.

        (a)    From Excess Cash Flow.    On the last day of the first Interest Period ending after the earlier of (i) the receipt by the Lenders of the annual financial statements of the Company referred to in Section 9.01(b) hereof and (ii) the date by which such annual financial statements are required to be furnished to the Lenders pursuant to said Section, commencing with the annual financial statements for the fiscal year of the Company ending on December 31, 2003, the Company shall prepay the Loans in an aggregate amount equal to the Lenders' Share, on the date of such prepayment, of 100% of Excess Cash Flow for such fiscal year, provided that no such prepayment in respect of Excess Cash Flow is required to be made (x) if the Company's cash balance as at the last day of such fiscal year (as set forth in said financial statements) is less than U.S.$5,000,000, or (y) to the extent that, had such prepayment, together with any prepayment required to be made with respect to all QLF's in respect of Excess Cash Flow, been made on the last day of such fiscal year, the Company's cash balance as at the last day of such fiscal year would have been less than U.S.$5,000,000. Each such prepayment shall be applied to the installments of the Loans in the inverse order of the maturity thereof. To the extent necessary under Chilean Law, the Company agrees to apply to the Central Bank of Chile, as promptly as practicable prior to the last day of such Interest Period, for approval to make such prepayment.

        (b)    From Net Disposition Proceeds.    On or before the tenth Business Day following the Application Date relating to any Net Disposition Proceeds, the Company shall prepay the Loans in an aggregate amount equal to the Lenders' Share, on the date of such prepayment, of 100% of such Net Disposition Proceeds. Each such prepayment shall be applied to the installments of the Loans in the inverse order of the maturity thereof. To the extent necessary under Chilean Law, the Company agrees to apply to the Central Bank of Chile, no later than the Business Day following receipt of such Net Disposition Proceeds, for approval to make such prepayment.

        (c)    From Net Equity Proceeds.    On or before the tenth Business Day following the Application Date relating to any Net Equity Proceeds, the Company shall prepay the Loans in an aggregate amount equal to the Lenders' Share, on the date of such prepayment, of 100% of such Net Equity Proceeds. Each such prepayment shall be applied to the installments of the Loans in the inverse order of the maturity thereof. To the extent necessary under Chilean Law, the Company agrees to apply to the Central Bank of Chile, no later than the Business Day following receipt of such Net Equity Proceeds, for approval to make such prepayment.

        (d)    From Net Debt Proceeds.    On or before the tenth Business Day following the Application Date relating to any Net Debt Proceeds, the Company shall prepay the Loans in an aggregate amount equal to the Lenders' Share, on the date of such prepayment, of 100% of such Net Debt Proceeds. Each such prepayment shall be applied to the installments of the Loans in the inverse order of the maturity thereof; provided that each such prepayment made with Net Debt Proceeds from any QLF shall be applied pro rata to the remaining installments of the Loans. To the extent necessary under Chilean Law, the Company agrees to apply to the Central Bank of Chile, no later than the Business Day following receipt of such Net Debt Proceeds, for approval to make such prepayment.

        Section 3.    Payments of Principal and Interest.

        3.01    Repayment of Loans.    The Company hereby promises to pay to the Administrative Agent for account of each Lender the principal of such Lender's Loans in installments on the Principal Payment Dates in the following respective percentages of the Closing Date Balance:

Principal Payment Date falling on or closest to	Percentage of Closing Date Balance
March 31, 2004	3.75%
June 30, 2004	3.75%
September 30, 2004	3.75%
December 31, 2004	3.75%
March 31, 2005	8.75%
June 30, 2005	8.75%
September 30, 2005	8.75%
December 31, 2005	8.75%
March 31, 2006	12.50%
June 30, 2006	12.50%
September 30, 2006	12.50%
December 31, 2006	12.50%

        Each of the foregoing installments will be reduced to the extent provided by Sections 2.06 and 2.07 hereof.

        3.02    Interest.    The Company hereby promises to pay to the Administrative Agent for account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate per annum, for each Interest Period relating thereto, equal to the Eurodollar Rate for such Loan for such Interest Period plus the Applicable Margin. Notwithstanding the foregoing, the

Company hereby promises to pay to the Administrative Agent for account of each Lender interest at the applicable Post-Default Rate on any principal of any Loan made by such Lender and on any other amount payable by the Company hereunder or under the Notes held by such Lender to or for account of such Lender, that shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Loan shall be payable in arrears on the last day of each Interest Period therefor and upon the payment or prepayment thereof (but only on the principal amount so paid or prepaid), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to the Company.

        Section 4.    Payments; Pro Rata Treatment; Computations; Etc.

        4.01    Payments.

        (a)   Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by any Obligor under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Obligors under any other Basic Document, shall be made in Dollars, in immediately available funds, without deduction, setoff or counterclaim, to the Administrative Agent at the Administrative Agent's Account, not later than 1:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

        (b)   The Company shall, subject to Section 4.02 hereof, at the time of making each payment under this Agreement or any Note for account of any Lender, specify to the Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that the Company fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section 4.02 hereof, may determine to be appropriate).

        (c)   Each payment received by the Administrative Agent under this Agreement or any Note for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in immediately available funds, for account of such Lender's Lending Office for the Loan or other obligation in respect of which such payment is made.

        (d)   If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

        4.02    Pro Rata Treatment.    Except to the extent otherwise provided herein: (a) each payment or prepayment (whether optional or mandatory) of principal of Loans by the Company shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Loans held by them; and (b) each payment of interest on Loans by the Company shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

        4.03    Computations.    Interest on Loans and commitment fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

        4.04    Minimum Amounts.    Except for mandatory prepayments made pursuant to Section 2.07 hereof, each partial prepayment of principal of Loans shall be in an aggregate amount at least equal to U.S.$5,000,000 or a larger multiple of U.S.$1,000,000.

        4.05    Certain Notices.    Notices by the Company to the Administrative Agent of optional prepayments of Loans shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 10:00 a.m. New York time on the third Business Day prior to the date of such prepayment. Each such notice of optional prepayment shall specify the amount (subject to Sections 4.02 and 4.04 hereof) of each Loan to be prepaid and the date of prepayment (which shall be a Business Day). The Administrative Agent shall promptly (and, if the Administrative Agent receives such notice by 10:00 a.m. on any Business Day, on the same Business Day) notify the Lenders of the contents of each such notice.

        4.06    Non-Receipt of Funds by the Administrative Agent.    Unless the Administrative Agent shall have been notified by the Company prior to the date on which the Company is to make payment to the Administrative Agent of a payment to the Administrative Agent for account of one or more of the Lenders hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Company does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Company has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the "Advance Date") such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Company, together with interest as aforesaid, provided that if neither the recipient(s) nor the Company shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Company and the recipient(s) shall each be obligated to pay interest on the Required Payment. If the Required Payment shall represent a payment to be made by the Company to the Lenders, the Company and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post Default Rate (and, in case the recipient(s) shall return the Required Payment to the Administrative Agent, without limiting the obligation of the Company under Section 3.02 hereof to pay interest to such recipient(s) at the Post Default Rate in respect of the Required Payment).

        4.07    Sharing of Payments, Etc.

        (a)   The Company and each Subsidiary Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim a Lender and its Affiliates may otherwise have, each Lender and its Affiliates shall be entitled, at its option, to offset balances held by it (including any deposits, whether general or special, time or demand, or provisional or final, and including certificates of deposit) for account of the Company or any Subsidiary Guarantor, or other Indebtedness of such Lender held by the Company or any Subsidiary Guarantor, at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Loans, to the extent due and payable, or any other amount then due and payable to such Lender hereunder (regardless of whether such balances are then due to the Company or such Subsidiary Guarantor), in which case it shall promptly notify the Company and the Administrative Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof.

        (b)   If any Lender shall obtain from any Obligor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Basic Document through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by such Obligor to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

        (c)   The Company agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

        (d)   Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Obligor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lender entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

        Section 5.    Yield Protection, Etc.

        5.01    Additional Costs.

        (a)   The Company shall pay directly to each Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its maintaining of any Loans, or any reduction in any amount receivable by such Lender hereunder in respect of any Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that:

          (i)    shall subject any Lender (or its Lending Office or the bank holding company of which it is a subsidiary) to any tax, duty or other charge in respect of such Loans or its Notes or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of Loans (excluding changes in the rate of tax on the overall net income of such Lender or of such Lending Office by the jurisdiction in which such Lender has its principal office or such Lending Office or such bank holding company); or

          (ii)   imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of "Eurodollar Rate" in Section 1.01 hereof), or any commitment of such Lender.

        (b)   Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Company shall pay directly to each Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or any Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or

(ii) implementing any riskbased capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord, of capital in respect of its Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Lending Office or such bank holding company) to a level below that which such Lender (or any Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 5.01(b), "Basle Accord" shall mean the proposals for riskbased capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

        (c)   Each Lender shall notify the Company of any event occurring after the date of this Agreement entitling such Lender to compensation under paragraph (a) or (b) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice, (ii) no Lender shall be entitled to compensation under paragraph (a) or (b) of this Section 5.01 for any period in excess of 120 days prior to the date of notice from such Lender to the Company (irrespective of the date on which such Lender had actual knowledge of the event giving rise to the request for compensation), (iii) any such Lender shall be entitled to compensation under paragraphs (a) and (b) of this Section 5.01 only if such Lender is requesting similar compensation from other borrowers similarly situated, and (iv) each Lender will designate a different Lending Office for the Loans of such Lender if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America. Each Lender will furnish to the Company a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) or (b) of this Section 5.01. Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) or (b) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (b) of this Section 5.01, on its costs or rate of return of maintaining Loans or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

        (d)   Provided that no Default shall have occurred and be continuing, the Company may, at any time, replace any Lender (x) as to which the Company is obligated to make payments under this Section 5.01 (unless such Lender has since changed its Lending Office so as to eliminate the obligation of the Company to make such payments), or (y) which has given the Company the notice contemplated by Section 5.03 hereof, by giving not less than ten Business Days' prior notice to the Administrative Agent (who shall promptly notify such Lender), that it intends to replace such Lender with one or more lenders (including but not limited to one or more Lenders under this Agreement) selected by the Company that (i) have agreed to replace such Lender as provided in this Section 5.01(d), (ii) are reasonably acceptable to the Administrative Agent and (iii) enter into an assignment agreement with such Lender (in form reasonably acceptable to such Lender). Upon the effective date of any replacement under this paragraph and as a condition to such replacement, the replacement lender or lenders shall pay to the Lender being replaced the principal of the Loans held by such Lender and the Company shall pay to such Lender all accrued interest on such Loans and all other amounts owing to such Lender hereunder (including any amounts payable under Section 5.05 hereof as if such Loans were being prepaid by the Company) whereupon each such replacement lender (if not already a Lender) shall become a "Lender" for all purposes of this Agreement. Each Lender agrees to execute and deliver such instruments, and take such other actions, as may be required by the Central Bank of Chile in order to effect the replacement of such Lender pursuant to this Section 5.01(d).

        5.02    Alternative Interest Rate.    Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Eurodollar Rate for any Interest Period or Default Interest Period:

          (a)   the Administrative Agent reasonably determines (so long as the Administrative Agent is making substantially the same determination with respect to other borrowers (situated similarly to the Company) to which it has made loans), which determination shall be conclusive, that interest rate reported for the relevant deposits referred to in the definition of "Eurodollar Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Loans as provided herein; or

          (b)   the Majority Lenders reasonably determine (so long as they are making substantially the same determination with respect to other borrowers (situated similarly to the Company) to which they respectively have made loans), which determination shall be conclusive, and notify the Administrative Agent that the relevant rates of interest referred to in the definition of "Eurodollar Rate" in Section 1.01 hereof upon the basis of which the rate of interest for Loans for such Interest Period or Default Interest Period is to be determined are not likely to adequately cover the cost to such Lenders of maintaining Loans for such Interest Period or Default Interest Period;

  then the Administrative Agent shall give the Company and each Lender prompt notice thereof and:

          (i)    During the 15-day period next succeeding the date of any such notice (the "Negotiation Period"), the Administrative Agent (in consultation with such Lenders) and the Company will negotiate in good faith for the purpose of agreeing upon an alternative, mutually acceptable basis (the "Substitute Basis") for determining the rate of interest to be applicable to the Loans for such Interest Period or Default Interest Period;

          (ii)   If at the expiry of the Negotiation Period, the Majority Lenders and the Company have agreed upon a Substitute Basis and the Administrative Agent has received confirmation from its Chilean counsel that such Substitute Basis has received all necessary governmental approvals and consents, the Substitute Basis shall be retroactive to, and take effect from, the beginning of such Interest Period or Default Interest Period;

          (iii)  If at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon as aforesaid or the Administrative Agent shall not have received the above mentioned confirmation as to requisite governmental approvals or consents, the Administrative Agent shall forthwith notify each Lender of such failure to agree to receive such confirmation and, within five Business Days after receipt of such notice (or as soon thereafter as may be practicable), each such Lender shall notify the Company (through the Administrative Agent) of the cost to such Lender (as determined by it in good faith and on commercially reasonable terms) of funding and maintaining such Loan for such Interest Period or Default Interest Period (which shall be substantially the same cost that such Lender quotes to other borrowers (similarly situated to the Company in similar situations) to which it has made loans); and the interest payable to such Lender on such Loan for such Interest Period shall be interest at a rate per annum equal to the Applicable Margin above the cost to such Lender of funding and maintaining such Loan for such Interest Period or Default Interest Period as so notified by such Lender (or, as to any principal of such Loan or other amount payable to such Lender on or in respect of such Loan which is then past due, 3% plus the Applicable Margin above such cost); and

          (iv)  The procedures specified in clauses (i), (ii) and (iii) above shall apply to each Interest Period or Default Interest Period succeeding the first Interest Period or Default Interest Period to which they were applied unless and until the Administrative Agent shall determine in consultation with the Majority Lenders that the conditions referred to in clause (a) or clause (b) above no longer exist and so notifies the Company and the Lenders, whereupon interest on such Loans shall again be determined in accordance with the provisions of Section 3.02 hereof commencing on the first day of the Interest Period or Default Interest Period next succeeding the date of such notice.

        5.03    Illegality.    Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Lending Office to honor its obligation to maintain any of its Loans hereunder (and, in the reasonable opinion of such Lender, the designation of a different Lending Office would either not avoid such unlawfulness or would be disadvantageous to the Lender), then such Lender shall promptly notify the Company thereof (through the Administrative Agent) and such Lender's obligation to maintain Loans shall be suspended until such time as such Lender may again maintain Loans and, if any of such Lender's Loans are then outstanding, the Company shall, upon the request of such Lender, promptly prepay the principal of such Loans together with accrued interest thereon.

        5.04    Chilean Taxes.

        (a)   All payments on account of the principal of and interest on the Loans, fees and all other amounts payable hereunder by the Obligors to or for the account of the Administrative Agent or any Lender, including, without limitation, amounts payable under clause (b) of this Section 5.04, shall be made free and clear of and without reduction or liability for Chilean Taxes. The Obligors will pay all Chilean Taxes for their own respective accounts, prior to the date on which penalties attach thereto, except for any Chilean Taxes (other than Chilean Taxes imposed on or in respect of any amount payable hereunder, under the Notes or under any other Basic Document) the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained, so long as no claim for such Chilean Taxes is made on the Administrative Agent or any Lender.

        (b)   Each of the Obligors shall indemnify the Administrative Agent and each Lender against, and reimburse the Administrative Agent and each Lender on demand for, any Chilean Taxes and any loss, liability, claim or expense, including interest, penalties and legal fees, which the Administrative Agent or such Lender (as the case may be) may incur at any time arising out of or in connection with any failure of the Company or any Subsidiary Guarantor to make any payment of Chilean Taxes when due.

        (c)   In the event that any Obligor is required by applicable law, decree or regulation to deduct or withhold Chilean Taxes from any amounts payable on, under or in respect of this Agreement or the Loans (including, without limitation, the Chilean income taxes referred to in clause (e) of this Section 5.04), such Obligor shall promptly pay the Person entitled to such amount such additional amounts as may be required, after the deduction or withholding of Chilean Taxes to enable such Person to receive from such Obligor, on the due date thereof, an amount equal to the full amount stated to be payable to such Person under this Agreement.

        (d)   Each Obligor shall furnish to the Administrative Agent, upon the request of any Lender (through the Administrative Agent), together with sufficient certified copies for distribution to each Lender requesting the same original official tax receipts in respect of each payment of Chilean Taxes required under this Section 5.04, within 30 days after the date such payment is made, and the Obligors shall promptly furnish to the Administrative Agent at its request or at the request of any Lender (through the Administrative Agent) any other information, documents and receipts that the Administrative Agent or such Lender may reasonably require to establish to its satisfaction that full and timely payment has been made of all Chilean Taxes required to be paid under this Section 5.04.

        (e)   Each Obligor represents and warrants to the Lenders and the Administrative Agent that, on and as of the date of this Agreement, none of this Agreement, any other Basic Document, or the execution or delivery by any Obligor of this Agreement or any other Basic Document, is subject to any Chilean Taxes, and no payment to be made by any Obligor under this Agreement is subject to any Chilean Taxes, except for Chilean income taxes at the rate of 4% on interest payable by the Company hereunder, certain other Chilean income taxes of up to a rate of 35% on amounts payable by the Company hereunder (other than interest on and principal of the Loans) and, if applicable, Chilean stamp taxes at the rate of 1.2% on the amount of each Loan, in each case required to be withheld and paid by the Company.

        5.05    Compensation.    The Company shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:

          (a)   any payment or mandatory or optional prepayment of a Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10 hereof) on a date other than the last day of an Interest Period for such Loan; or

          (b)   any failure by the Company for any reason to prepay a Loan from such Lender on the date specified in the relevant notice of prepayment given pursuant to Section 2.06 hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, or not borrowed (other than the portion thereof that represents the Applicable Margin) for the period from the date of such payment, prepayment, or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

        Section 6.    Guarantee.

        6.01    The Guarantee.    The Subsidiary Guarantors hereby irrevocably jointly and severally guarantee to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to, and the Notes held by each Lender of, the Company and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Company under this Agreement and under the Notes and by any Obligor under any of the other Basic Documents, in each case strictly in accordance with the terms thereof (and giving effect to any amendment or modification of such terms) (such obligations being herein collectively called the "Guaranteed Obligations"). The Subsidiary Guarantors hereby further jointly and severally agree that if the Company shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

        6.02    Obligations Unconditional.    The obligations of the Subsidiary Guarantors under Section 6.01 hereof are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Company under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 6.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute and unconditional as described above:

          (i)    at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

          (ii)   any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;

          (iii)  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

          (iv)  any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected; or

          (v)   any law regulation or order of any jurisdiction, or any other event, affecting any term of any Guaranteed Obligation or the Administrative Agent's or any Lender's rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a currency or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any governmental authority that directly or indirectly deprives the companies in such jurisdiction of any payment obligation under any Guaranteed Obligations; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Agreement).

        The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Company under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

        6.03    Reinstatement.    The obligations of the Subsidiary Guarantors under this Section 6 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

        6.04    Subrogation.    The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 6.01 hereof, whether by subrogation or otherwise, against the Company or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any amount paid to any Subsidiary Guarantor on account of any such subrogation rights prior to the payment in full of all Guaranteed Obligations shall be held in trust for the benefit of the Administrative Agent and the Lenders and each holder of a Note and, forthwith upon receipt by any Subsidiary Guarantor, be turned over to the Administrative Agent in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Administrative Agent, if required) and credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

        6.05    Remedies.    The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Company under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Section 10 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10) for purposes of Section 6.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of said Section 6.01.

        6.06    Continuing Guarantee.    The guarantee in this Section 6 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

        6.07    Rights of Contribution.    The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Subsidiary Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Subsidiary Guarantor (but subject to the next sentence), pay to such Excess Funding Subsidiary Guarantor an amount equal to such Subsidiary Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the Properties, debts and liabilities of such Excess Funding Subsidiary Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Subsidiary Guarantor under this Section 6.07 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 6 and such Excess Funding Subsidiary Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

        For purposes of this Section 6.07, (i) "Excess Funding Subsidiary Guarantor" shall mean, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) "Excess Payment" shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Subsidiary Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) "Pro Rata Share" shall mean, for any

Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all Properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all Properties of the Company and all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Company and the Subsidiary Guarantors hereunder) of the Company and all of the Subsidiary Guarantors, all as of the Closing Date. If any Subsidiary becomes a Subsidiary Guarantor hereunder subsequent to the Closing Date, then for purposes of this Section 6.07 such subsequent Subsidiary Guarantor shall be deemed to have been a Subsidiary Guarantor as of the Closing Date and the aggregate present fair saleable value of the Properties, and the amount of the debts and liabilities, of such Subsidiary Guarantor as of the Closing Date shall be deemed to be equal to such value and amount on the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

        6.08    General Limitation on Guarantee Obligations.    In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 6.01 hereof would otherwise, taking into account the provisions of Section 6.07 hereof, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 6.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

        Section 7.    Conditions Precedent and Condition Subsequent.

        7.01    Conditions Precedent to the Effectiveness of this Agreement.    This Agreement shall become effective, and the Original Credit Agreement shall be amended and restated in its entirety to read as this Agreement, effective as of the date hereof, upon the satisfaction of the following conditions precedent:

          (a)    Equity Contributions and Certain Prepayments.

            (i)    the Company shall have received proceeds of Equity Contributions in an aggregate amount at least equal to U.S.$15,000,000 (and the Administrative Agent shall have received a certificate of the President, the General Manager (Gerente General) or other senior officer of the Company to that effect) and on or prior to the Closing Date, the Company shall have used the proceeds of such Equity Contribution to repay the principal of "Loans" under the Original Credit Agreement in an aggregate amount at least equal to U.S.$15,000,000.

            (ii)   after giving effect to the repayment of Loans under the Original Credit Agreement, contemplated by clause (i) above, the Closing Date Balance shall not exceed U.S.$123,000,000.

            (iii)  during the period beginning on January 1, 2003 and ending on the Closing Date, UGC shall have made Equity Contributions in an amount at least equal to U.S.$3,000,000 to finance Capital Expenditures (and the Administrative Agent shall have received a certificate of the President, the General Manager (Gerente General) or other senior officer of the Company to that effect).

          (b)    Support Letter.    The Administrative Agent shall have received a letter from UGC substantially in the form of Exhibit D hereto.

          (c)    Collateral Documents; Etc.    The Administrative Agent shall have received each of the following:

            (i)    a public deed evidencing the Subsidiary Guarantors' Guarantee pursuant to Section 6.01 hereof;

            (ii)   a copy of each policy of insurance covering tangible Property of the Obligors, together with a copy of a notice given to each insurer (and evidence that such notice has been duly given) under such policies advising it of the assignment of such policy;

            (iii)  modifications to the Note or Notes held by the each of the Lenders reflecting the amendments in set forth in this Agreement and duly executed and delivered by the Company; and

            (iv)  an amendment to each of the Conditional Assignments, reflecting the extension of the term of such Conditional Assignments to December 31, 2006.

          (d)    Opinions of Counsel.    The Administrative Agent shall have received the following opinions:

            (i)    an opinion, dated the Closing Date, of Carey y Cia. Ltda., counsel to the Obligors, substantially in the form of Exhibit B-1 hereto (and each Obligor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent);

            (ii)   an opinion, dated the Closing Date, of Mayer, Brown, Rowe & Maw, special New York counsel to the Administrative Agent, substantially in the form of Exhibit B-2 hereto (and the Administrative Agent hereby instructs such counsel to deliver such opinion to the Lenders); and

            (iii)  an opinion, dated the Closing Date, of Philippi, Yrarrázaval, Pulido y Brunner, special Chilean counsel to the Administrative Agent, substantially in the form of Exhibit B-3 hereto (and the Administrative Agent hereby instructs such counsel to deliver such opinion to the Lenders).

          (e)    Corporate Authorizations, Etc.    The Administrative Agent shall have received the following Corporate Documents, each certified as indicated below:

            (i)    for each Obligor, a notarized copy of its organizational documents (estatutos sociales), as amended and in effect on the Closing Date (or, in the alternative, a certification to the effect that none of such documents has been modified since delivery thereof pursuant to the Original Credit Agreement) and for each Stock Pledgor, a copy of its certificate of incorporation and its by-laws (or other organizational documents), as amended and in effect on the Closing Date (or, in the alternative, a certification to the effect that none of such documents has been modified since delivery thereof pursuant to the Original Credit Agreement), certified by the President or a senior officer of such Stock Pledgor as true and complete copies thereof;

            (ii)   for each of the Obligors and each Stock Pledgor, a certificate of the President, the General Manager (Gerente General) or other senior officer of such Obligor or such Stock Pledgor, as the case may be, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Obligor or such Stock Pledgor, authorizing the execution, delivery and performance of such of the Basic Documents to which such Obligor or such Stock Pledgor, is or is intended to be a party and the Loans hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (B) as to the incumbency and specimen signature of each officer of such Obligor or such Stock Pledgor, executing such of the Basic

    Documents to which such Obligor or such Stock Pledgor, is intended to be a party and each other document to be delivered by such Obligor or such Stock Pledgor, from time to time in connection therewith (and the Administrative Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from such Obligor or such Stock Pledgor, to the contrary);

            (iii)  for each of the Obligors and each Stock Pledgor, a certificate of another officer or authorized representative of such Obligor or such Stock Pledgor, as to the incumbency and specimen signature of the President, the General Manager (Gerente General) or senior officer of such Obligor or such Stock Pledgor, signing the applicable certificate referred to in clause (ii) above;

            (iv)  the Administrative Agent shall have received a copy of an acceptance by the Process Agent of the continuation of its appointment until March 31, 2007, as the agent for service of process of each Obligor, duly executed and delivered by the Process Agent; and

            (v)   the Administrative Agent shall have received such other documents as the Administrative Agent or any Lender or special New York counsel to the Administrative Agent may reasonably request and are reasonably available to the Company.

          (f)    Other Conditions.    The following conditions shall have been satisfied:

            (i)    both immediately prior to the consummation of the transactions contemplated by this Section 7.01, and after giving effect thereto, no Default shall be continuing;

            (ii)   both immediately prior to the consummation of the transactions contemplated by this Section 7.01, and after giving effect thereto, the representations and warranties made by the Company in Section 5.04(e) hereof and in Section 8 hereof, and by each Obligor in each of the other Basic Documents to which it is a party, shall be true and complete on and as of the Closing Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

            (iii)  there shall have occurred no event that has caused a material adverse change in business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its Subsidiaries (taken as a whole) since the date of the Company's last audited financial statements;

            (iv)  the Company shall have paid such fees as it shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including, without limitation, the reasonable fees and expenses of Mayer, Brown, Rowe & Maw, special New York counsel to the Administrative Agent and Philippi, Yrarrázaval, Pulido & Brunner, Chilean counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement, the Notes and the other Basic Documents (to the extent that statements for such fees and expenses have been delivered to the Company); and

            (v)   all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby as they shall reasonably request.

        7.02    Conditions Subsequent.    If by the 30th Business Day after the Closing Date, any of the following shall not have occurred:

          (a)   the Company shall have received Equity Contributions in an aggregate amount equal to U.S.$214,971,000 which shall have been used solely to repay in full, and shall have resulted in the repayment in full of, all outstanding Subordinated Debt; and

          (b)   each holder of any Subordinated Debt shall have agreed in writing to forgive all accrued but unpaid interest (and any other amounts) owing in respect of all Subordinated Debt held by it, such that after giving effect to the repayment of Subordinated Debt referred to in clause (a) above and such forgiveness, no principal of or interest on or other amount payable in respect of any Subordinated Debt shall be outstanding;

then this Agreement shall be deemed to have never been entered into by the parties hereto and shall be void ab initio and all of the terms of the Original Credit Agreement shall be deemed to have been reinstated. For the avoidance of doubt, the voiding of this Agreement as provided in the foregoing sentence shall not affect either the repayment of Loans under the Original Credit Agreement contemplated by Section 7.01(a) hereof or the fee paid pursuant to Section 2.02(a) hereof.

        Section 8.    Representations and Warranties.    Each Obligor represents and warrants to the Administrative Agent and the Lenders that:

        8.01    Corporate Existence.    Each of the Company and the other Obligors: (a) is a sociedad anónima or other entity duly organized, validly existing and in good standing under the laws of Chile; (b) has all requisite corporate or other power necessary to own its assets and carry on its business as now being or as proposed to be conducted, (c) has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted (except where the failure to have the same could reasonably be expected to have a Material Adverse Effect); and (d) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect.

        8.02    Financial Condition.    The Company has heretofore furnished to each of the Lenders the consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2002 and the related consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon of PricewaterhouseCoopers LLC, or any other internationally recognized independent public accounting firm, certified public accountants to the Company. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis. None of the Company nor any of its Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, material forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since December 31, 2002, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Subsidiaries from that set forth in said financial statements as at said date.

        8.03    Litigation.    Except as set forth in Schedule III hereto, there are no legal or arbitral proceedings or any proceedings, or, to the knowledge of any Obligor, any investigations, by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of any Obligor) threatened against any Obligor that, if adversely determined could (either individually or in the aggregate) have a Material Adverse Effect or purport to affect in any material respect the legality, validity or enforceability of any Basic Document.

        8.04    No Breach.    None of the execution and delivery of this Agreement, the Notes, the other Basic Documents, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the charter or estatutos sociales of any Obligor, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which any Obligor is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any Property of any Obligor pursuant to the terms of any such agreement or instrument.

        8.05    Action.    Each Obligor has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under such of the Basic Documents to which it is a party; the execution, delivery and performance by each Obligor of such of the Basic Documents to which it is a party have been duly authorized by all necessary corporate action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by each Obligor and constitutes, and each of the Notes and the other Basic Documents to which it is a party when executed and delivered by such Obligor (in the case of the Notes, for value) will constitute, its legal, valid and binding obligation, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights.

        8.06    Approvals.    Except for the actions required by Section 7.01 hereof (all of which have been duly made, are in full force and effect and are not subject to appeal), no authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, or any other Person are necessary for the execution, delivery or performance by any Obligor of such of the Basic Documents to which it is a party or for the legality, validity or enforceability hereof or thereof.

        8.07    Legal Form.    This Agreement and each other Basic Document is in proper legal form under the law of Chile for the enforcement thereof against each Obligor under such law, and if this Agreement and each other Basic Document were stated to be governed by such law, they would constitute legal, valid and binding obligations of each Obligor under such law, enforceable in accordance with their respective terms; provided, however, that in order to enforce this Agreement and each other Basic Document not in the Spanish language in Chile, such documents must be accompanied with an official translation into Spanish. All formalities required in Chile for the validity and enforceability of this Agreement and each other Basic Document (including, without limitation, any necessary registration, recording or filing with any court or other authority in Chile) have been accomplished, and no Chilean Taxes (other than Chilean stamp taxes described in Section 5.04(e)) are required to be paid and except as required by Section 7.01 hereof, no notarization is required, for the validity and enforceability thereof.

        8.08    Ranking.    This Agreement and each other Basic Document and the obligations evidenced hereby and thereby are and will at all times be direct and unconditional general obligations of the Company and the Subsidiary Guarantors, and will at all times rank (i) in right of payment at least pari passu with all other Indebtedness, and all obligations under Hedge Agreements, of the Obligors, and (ii) in right of collateral security senior to all other Indebtedness (other than any QLF and any Hedge Agreements) of the Obligors, in each case whether now existing or hereafter outstanding, subject to statutorily preferred exceptions. There exists no Lien (including any Lien arising out of any attachment, judgment or execution), security interest or other encumbrance, nor any segregation or other preferential arrangement of any kind, on, in or with respect to any of the Property or revenues of any Obligor, except as expressly permitted by Section 9.06 hereof.

        8.09    Taxes.    Each of the Company and the other Obligors has filed all income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or such Obligor. The charges, accruals and reserves on the books of each of the Company and the other Obligors in respect of taxes and other governmental charges are, in the opinion of the Company and such Obligor, adequate.

        8.10    Commercial Activity; Absence of Immunity.    Each Obligor is subject to civil and commercial law with respect to its obligations under each of the Basic Documents to which it is a party. The execution, delivery and performance by each Obligor of each Basic Document to which it is a party constitute private and commercial acts rather than public or governmental acts. None of the Obligors, nor any of their respective Properties or revenues, is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the obligations of such Obligor under any of the Basic Documents to which it is a party.

        8.11    Material Agreements and Liens.

        (a)   Part A of Schedule I hereto is a complete and correct description of all outstanding Indebtedness or Hedge Agreements of any of the Obligors (specifying which such Indebtedness is to be repaid on the Closing Date) and Part B of Schedule I hereto is a list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness, Hedge Agreements or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company or any other Obligor (other than any such Indebtedness, Hedge Agreements or other extensions of credit to be repaid in full on the Closing Date), and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule I.

        (b)   Part C of Schedule I hereto is a complete and correct list, as of the date of this Agreement, of each Lien securing Indebtedness or Hedge Agreements of any Person and covering any Property of the Company or any other Obligor (other than any Liens to be released and discharged of record on the Closing Date), and the aggregate Indebtedness or Hedge Agreements secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part C of said Schedule I.

        8.12    Environmental Matters.    Each of the Company and the other Obligors has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of the Company and the other Obligors is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not (either individually or in the aggregate) have a Material Adverse Effect.

        8.13    Capitalization.    As of the date of this Agreement, the authorized capital stock of the Company consists of shares of common stock, no par value, each of which shares is duly and validly issued and outstanding, is free and clear of any Liens (other than Liens created pursuant to the Basic Documents) and will be fully paid and nonassessable. As of the date of this Agreement, approximately 67% of such issued and outstanding shares are owned beneficially and of record by United Chile Ventures, Inc. (or such lesser percentage as shall represent the number of shares owned by United Chile Ventures, Inc. after giving effect to any Closing Date Equity made by a Person acceptable to the

Majority Lenders) and approximately 33% of such issued and outstanding shares are owned beneficially and of record by United Chile, Inc. (or such lesser percentage as shall represent the number of shares owned by United Chile, Inc. after giving effect to any Closing Date Equity made by a Person acceptable to the Majority Lenders). Except as set forth on Schedule V hereto, (x) there are no outstanding Equity Rights with respect to the Company and (y) there are no outstanding obligations of the Company or any other Obligor to repurchase, redeem, or otherwise acquire any shares of capital stock of the Company.

        8.14    Subsidiaries, Etc.

        (a)   Set forth in Part A of Schedule II hereto is a complete and correct list, as of the date of this Agreement of all of the Subsidiaries of the Company, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Part A of Schedule II hereto, (x) each of the Company and the other Obligors owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule II hereto, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

        (b)   Set forth in Part B of Schedule II hereto is a complete and correct list, as of the date of this Agreement, of all Investments (other than Investments disclosed in Part A of said Schedule II hereto) held by the Company or any other Obligor in any Person and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule II hereto, each of the Company and the other Obligors owns, free and clear of all Liens, all such Investments.

        (c)   None of the Subsidiary Guarantors is subject to any indenture, agreement, instrument or other arrangement of the type described in Section 9.18(b) hereof.

        (d)   On the date hereof, each of the Stock Pledgors is a Wholly Owned Subsidiary of UGC.

        8.15    Properties and Assets.    None of the Obligors has any interests in any real property except for the property described in Part A of Schedule IV hereto. None of the Obligors owns any material personal property (including equipment, satellite dishes and wire networks) except for the property described in Part B of Schedule IV hereto. None of the Obligors is party to any material contracts, agreements or other arrangements except for those described in Schedules I and II hereto and those described in Part C of Schedule IV hereto, and none of the Obligors is in default of any of its material obligations under any of such contracts, agreements or other arrangements. Each of the Obligors owns, free and clear of all Liens (other than the Liens permitted pursuant to Section 9.06), has good and marketable title to and enjoys peaceful and undisturbed possession of, or holds pursuant to valid leaseholds, all material Properties that are necessary for the operation and conduct of their respective businesses as conducted on the date hereof.

        8.16    True and Complete Disclosure.    The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Obligors to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Basic Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of fact or omit to state any fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respects. All written information furnished after the date hereof by the Company and the other Obligors to the Administrative Agent and the Lenders in connection with this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on good faith estimates, on the date as of which such information is stated or certified. There is no fact known to the Company or any other Obligor that could have a Material Adverse Effect that has not been disclosed herein, in the other Basic Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby or thereby.

        8.17    Investment Holding Company Act.    None of the Obligors is an "investment company," or a company "controlled" by an "investment company," within the meaning of the United States Investment Company Act of 1940, as amended.

        8.18    Use of Credit.    None of the Obligors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry Margin Stock, as that term is used in Regulation U and Regulation X of the Board of Governors of the Federal Reserve System.

        8.19    Solvency.    Each of the Obligors has sufficient cash flow to enable it to pay its debts as they mature and has not defaulted in the payment of any of its obligations.

        8.20    Ownership of Collateral.    Each of the Obligors is the sole and beneficial owner of the Collateral and no Lien exists or will exist upon the Collateral at any time (and no right or option to acquire the same exists in favor of any Person), except for the Liens created in favor of the Administrative Agent, any QLF Lenders and any counterparties to Hedge Agreements under the Security Documents, and except for Liens (junior, except as otherwise provided for by applicable law, to the Liens created under the Security Documents) permitted by Section 9.06 hereof.

        8.21    Liens, etc.    Each Lien created by the Security Documents constitutes a valid and perfected Lien on the Property intended to be covered thereby (other than any immaterial items of Property) in favor of the Administrative Agent and any QLF Lenders, free and clear of all other Liens (other than Liens permitted under Section 9.06 hereof); and none of the Basic Documents has been terminated or ceased to be in full force and effect, and none of the Obligors has contested the enforceability of any thereof.

        Section 9.    Covenants of the Obligors.    Each Obligor covenants and agrees with the Lenders and the Administrative Agent that, so long as any Loan is outstanding and until payment in full of all amounts payable by the Company hereunder:

        9.01    Financial Statements, Etc.    The Company shall deliver to each of the Lenders:

          (a)   as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Company,

            (x)   a consolidated statement of income, retained earnings and cash flow of the Company and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of the Company and its Subsidiaries as at the end of such period, setting forth in each case (A) a reconciliation to generally accepted accounting principles in the United States of America, and (B) in comparative form (i) the corresponding figures for the corresponding periods in the preceding fiscal year, and (ii) the corresponding figures for the corresponding periods from the financial projections previously delivered to the Administrative Agent, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements fairly present the financial condition and results of operations of the Company and its Subsidiaries, in each case in accordance with generally accepted accounting principles in Chile, consistently applied, as at the end of, and for, such period (subject to normal year end audit adjustments),

            (y)   a consolidated statement of revenue of each of the Company's internet operations ("Internet Operations"), the Company's telephony operations ("Telephony Operations") and the Company's cable operations ("Cable Operations") for such period, together with information setting forth gross margins, subscribers, churn, net additions, revenue per unit and Capital Expenditures for such period for Internet Operations, Telephony Operations and Cable Operations, and

            (z)   a report setting forth, for each of the Northern, Southern, Santiago and Central Regions of Chile, for each Obligor, the number of Telephony Subscribers, the number (reasonably approximated in accordance with industry standards) of homes and apartments passed by telephony systems, in each case as at the beginning of such period and as at the end of such period,

          (b)   as soon as available and in any event within 90 days after the end of each fiscal year of the Company,

            (x)   a consolidated statement of income, retained earnings and cash flow of the Company and its Subsidiaries for such fiscal year and the related consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal year, setting forth in each case (A) a reconciliation to generally accepted accounting principles in the United States of America, and (B) in comparative form (i) the corresponding consolidated figures for the preceding fiscal year, and (ii) the corresponding figures from the financial projections previously delivered to the Administrative Agent, and accompanied by an opinion thereon of independent certified public accountants of recognized international standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles in Chile, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default, and

            (y)   a consolidated statement of revenue of each of the Company's Internet Operations, the Company's Telephony Operations and the Company's Cable Operations for such period, together with information setting forth gross margins, subscribers, churn, net additions, revenue per unit and Capital Expenditures for such period for Internet Operations, Telephony Operations and Cable Operations;

          (c)   as soon as available and in any event within 30 days after the end of each month, a report setting forth, separately for each Obligor,

            (x)   the number of Internet Subscribers, Cable Subscribers and Telephony Subscribers, the number (reasonably approximated in accordance with industry standards) of homes and apartments passed by internet, cable and telephony systems, the number of such Cable Subscribers subscribing for basic service and the number subscribing for premium services, and the number of Internet Subscribers and Telephony Subscribers, respectively, who are also Cable Subscribers, in each case as at the beginning of such period and as at the end of such period,

            (y)   the number of Internet Subscribers, Cable Subscribers and Telephony Subscribers installed, disconnected and reconnected during such month, and

            (z)   a consolidated statement of revenue of each of the Company's Internet Operations, the Company's Telephony Operations and the Company's Cable Operations for such period,

    together with information setting forth gross margins, revenue per unit and Capital Expenditures for such period for Internet Operations, Telephony Operations and Cable Operations;

          (d)   promptly upon their becoming available, copies of all reports or other filings, if any, that the Company have filed or made with any governmental agency or securities exchange;

          (e)   promptly after the Company knows or has reason to believe that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken or proposes to take with respect thereto;

          (f)    as soon as practicable and on the earlier of (x) 15 days after the commencement of each fiscal year and (y) approval by the board of directors of UGC of the budget for such fiscal year, the budget for the Company and its Subsidiaries for such fiscal year prepared on a monthly basis in such detail as shall be satisfactory to the Required Lenders; and

          (g)   from time to time such other information regarding the financial condition, operations, business or prospects of the Company or any of its Subsidiaries as any Lender or the Administrative Agent may reasonably request.

The Company will furnish to each Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company in substantially the form of Exhibit C hereto (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 9.07, 9.08, 9.10, 9.11, 9.12 and 9.13 hereof as of the end of the respective quarterly fiscal period or fiscal year.

        9.02    Litigation.    The Company will promptly give to each Lender notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Company or any of its Subsidiaries, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect and would not purport to affect, to any material extent, the legality, validity or enforceability of any of the Basic Documents.

        9.03    Existence, Etc.    Each of the Company and the other Obligors will:

          (a)   preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises, including, without limitation, the Telecommunications License and such other telecommunications and cable licenses and permits of the Obligors as necessary for them to engage in the business of providing cable television and direct-to-home broadcasting services in Chile, but excluding any that are transferred to another Obligor or are made redundant in connection with a merger permitted under Section 9.05 hereof;

          (b)   comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities (including, without limitation, any laws or regulations relating to employee pensions and employee other benefits and all Environmental Laws) if failure to comply with such requirements could (either individually or in the aggregate) have a Material Adverse Effect;

          (c)   pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

          (d)   maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

          (e)   keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles in Chile consistently applied; and

          (f)    permit representatives of any Lender or the Administrative Agent, at its own cost and expense, during normal business hours, to examine, copy and make extracts from its books and records (other than documents to which the Company or the relevant Subsidiary is required, pursuant to an agreement with a third party, to maintain confidential), to inspect any of its Properties, and to discuss its business and affairs with its officers and with its independent public accountants, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).

        9.04    Insurance.    Each of the Company and the other Obligors will maintain insurance with financially sound and reputable insurance companies, and with respect to Property and risks of a character usually maintained by corporations engaged in Chile in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations. The Obligors shall provide that all policies of insurance covering any tangible Property of any of the Obligors entered into after the date hereof are promptly delivered to the Agent, duly endorsed to the Agent for the benefit of the Lenders.

        9.05    Prohibition of Fundamental Changes.

        (a)   Neither the Company nor any other Obligor will enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

        (b)   Neither the Company nor any other Obligor will acquire any material business or Property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases of inventory and other Property to be sold or used in the ordinary course of business, Investments permitted under Section 9.08 hereof, and Capital Expenditures permitted under Section 9.10 hereof.

        (c)   Neither the Company nor any other Obligor will convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or Property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests). Neither the Company nor any other Obligor will make any Disposition of any of its Property, whether now owned or hereafter acquired, (x) for less than its fair market value (as determined in good faith by a senior financial officer of the Company) and (y) unless the proceeds thereof are applied to prepay Loans to the extent required by Section 2.07(b) hereof.

        (d)   Notwithstanding the foregoing provisions of this Section 9.05:

          (i)    any Subsidiary of the Company may be merged or consolidated with or into: (i) the Company if the Company shall be the continuing or surviving corporation or (ii) any other such Subsidiary; and

          (ii)   any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise and whether or not for fair market value) to the Company or a Wholly Owned Subsidiary of the Company.

        9.06    Limitation on Liens.    Neither the Company nor any other Obligor will create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

          (a)   Liens created pursuant to the Security Documents;

          (b)   Liens securing any QLF or any Hedge Agreement, so long as each such Lien is subject to an intercreditor agreement as set forth in Section 9.20(c) hereof;

          (c)   Liens in existence on the date hereof and listed in Part B of Schedule I hereto;

          (d)   Liens imposed by any governmental authority for taxes, assessments, customs duties or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the affected Subsidiaries, as the case may be, in accordance with GAAP;

          (e)   carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under Section 10(i) hereof;

          (f)    pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

          (g)   deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (h)   easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; and

          (i)    Liens upon real and/or tangible personal Property acquired after the date hereof (by purchase, construction or otherwise) by the Company or any of its Subsidiaries, each of which Liens either (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that (i) no such Lien shall extend to or cover any Property of the Company or such Subsidiary other than the Property so acquired and improvements thereon and (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a senior financial officer of the Company) of such Property at the time it was acquired (by purchase, construction or otherwise);

provided, that in no event shall the Company or any other Obligor create, incur, assume or suffer to exist any Lien upon the Telecommunications License other than in favor of the Lenders, the QLF Lenders and counterparties under Hedge Agreements.

        9.07    Indebtedness.    Neither the Company nor any other Obligor will, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

          (a)   Indebtedness to the Lenders hereunder;

          (b)   Qualified Local Financings that are either (i) entered into pursuant to Section 9.21 hereof, or (ii) otherwise approved by the Majority Lenders;

          (c)   Indebtedness outstanding on the date hereof and listed in Part A of Schedule I hereto;

          (d)   additional Indebtedness of the Company and its Subsidiaries in an aggregate amount not to exceed U.S.$5,000,000 outstanding at any time (or the equivalent in other currencies);

          (e)   Subordinated Debt for no longer than 30 Business Days following the Closing Date; and

          (f)    Indebtedness of Subsidiaries of the Company to the Company or to other Subsidiaries of the Company and Indebtedness of the Company to any of its Subsidiaries.

        9.08    Investments.    Neither the Company nor any other Obligor will make or permit to remain outstanding any Investments except:

          (a)   Investments outstanding on the date hereof and identified in Part B of Schedule II hereto;

          (b)   operating deposit accounts with banks;

          (c)   Permitted Investments;

          (d)   Investments by the Company in any Subsidiary Guarantor;

          (e)   Investments by the Company and its Subsidiaries in capital stock of Subsidiaries of the Company to the extent outstanding on the date of the financial statements of the Company and its Subsidiaries referred to in Section 8.02 hereof and advances by the Company and its Subsidiaries to Subsidiaries of the Company in the ordinary course of business;

          (f)    Hedge Agreements entered into pursuant to Section 9.15 hereof; and

          (g)   additional Investments to the extent that the consideration therefor consists solely of capital stock of the Company or any of its Affiliates, so long as (i) the market value of all such capital stock used for all such Investments shall not exceed, in the aggregate, U.S.$25,000,000, (ii) the net operating income (calculated before taxes and interest expense) plus depreciation and amortization, of the Person in which such Investment is made for the most recently ended four-quarter period is a positive number, (iii) such Investments are made in Chilean entities, (iv) such Investments are in the lines of business described in Section 9.16 hereof; (v) the Company grants the Administrative Agent a first priority perfected Lien upon any equity interest held or acquired in respect of such Investments and (vi) after giving effect thereto, there would be no Default under Section 10(j) hereof.

Each of the Obligors agrees that it shall, upon request from the Administrative Agent (at the direction of the Majority Lenders) during the continuance of any Event of Default, immediately remit all of the funds in all deposit accounts that it maintains with banks to, or upon the order of, the Administrative Agent.

        9.09    Restricted Payments.

          (a)   None of the Company's Subsidiaries, other than any Subsidiary Guarantor, will purchase or otherwise acquire any shares of any class of stock of the Company or any warrants, options or other rights to acquire the same.

          (b)   Neither the Company nor any other Obligor will pay any management, advisory, consulting or other similar fees to any Affiliate, provided that (i) management fees may be accrued (but not paid in cash) and (ii) reimbursements for reasonable expenses required to be made under the Management Agreements may be paid. Any such accrued and unpaid management fees shall be subordinated to the prior payment in full of the Loans under this Agreement.

          (c)   Neither the Company nor any other Obligor will make any payment in respect of any Subordinated Debt, except as contemplated by Section 7.02 hereof.

        9.10    Capital Expenditures.    The Company will not permit the aggregate amount of Capital Expenditures by the Company and its Subsidiaries to exceed, for each fiscal year ending on the respective dates set forth below, the sum of (a) the aggregate amount of Equity Contributions received during such fiscal year to the extent that the proceeds thereof are used to finance Capital Expenditures, plus (b) the respective amounts set forth below opposite such date:

Fiscal Year End	Amount
December 31, 2003	U.S.$	37,500,000
December 31, 2004	U.S.$	42,800,000
December 31, 2005	U.S.$	38,600,000
December 31, 2006	U.S.$	32,400,000

The Company agrees that, if in any fiscal year the Company makes Capital Expenditures pursuant to the foregoing clause (a) in an aggregate amount in excess of U.S.$20,000,000, the Company shall, promptly after having received the corresponding Equity Contributions, furnish to each of the Lenders a reasonably detailed plan (using the "New CapEx Categories" set forth in the National Cable & Telecommunications Association's Standard Reporting Categories or other reasonable categories) setting forth the Capital Expenditures that it has made and intends to make during such fiscal year.

        9.11    Total Debt to EBITDA Ratio.    The Company will not permit the Total Debt to EBITDA Ratio, as at the last day of any fiscal quarter of the Company, to exceed the ratio set forth below opposite the period in which such day occurs:

Period	Ratio
Closing Date to June 29, 2003	3.50 to 1
June 30, 2003 to September 29, 2003	3.00 to 1
September 30, 2003 to December 30, 2003	2.75 to 1
December 31, 2003 to March 30, 2004	2.50 to 1
March 31, 2004 to June 29, 2004	2.25 to 1
June 30, 2004 to September 29, 2004	2.00 to 1
September 30, 2004 to December 30, 2004	1.75 to 1
December 31, 2004 to March 30, 2005	1.50 to 1
March 31, 2005 and at all times thereafter	1.00 to 1

        9.12    CADS to Adjusted Debt Service Ratio.    The Company will not permit the CADS to Adjusted Debt Service Ratio, as at the last day of any fiscal quarter of the Company, to be less than the ratio set forth below opposite the period in which such day occurs:

Period	Ratio
Closing Date to December 30, 2003	1.45 to 1
December 31, 2003 to March 30, 2004	1.65 to 1
March 31, 2004 to March 30, 2006	1.10 to 1
March 31, 2006 and thereafter	1.60 to 1

        9.13    Interest Coverage Ratio.    The Company will not permit the Interest Coverage Ratio, as at the last day of any fiscal quarter of the Company, to be less than the ratio set forth below opposite the period in which such day occurs:

Period	Ratio
Closing Date to June 29, 2003	3.50 to 1
June 30, 2003 to September 29, 2003	3.75 to 1
September 30, 2003 to December 30, 2003	4.50 to 1
December 31, 2003 to June 29, 2004	4.75 to 1
June 30, 2004 to September 29, 2004	5.50 to 1
September 30, 2004 and all periods thereafter	6.00 to 1

        9.14    Governmental Approvals.    Each Obligor agrees that it will promptly obtain from time to time at its own expense all such governmental licenses, authorizations, consents, permits and approvals as may be required for such Obligor to (a) comply with its obligations, and preserve its rights under, each Basic Document and (b) maintain the existence, priority and perfection of the Liens purported to be created under the Security Documents, in each case, except to the extent the same would not have a Material Adverse Effect. Without in any way limiting the foregoing, the Obligors will cause each Pledge Without Conveyance delivered pursuant to the Agreement to Grant a Pledge Without Conveyance to be duly published in the Diario Oficial de la Republica de Chile within 30 days after the execution and delivery thereof.

        9.15    Hedge Agreements.    The Company may (but shall not be required to), at any time and from time to time, enter into one or more Hedge Agreements, provided, however, that (a) at no time shall the aggregate notional principal amount of all Indebtedness of the Company and its Subsidiaries covered by Hedge Agreements in respect of interest rate risks exceed 100% of the aggregate notional principal amount of the aggregate Indebtedness of the Company and its Subsidiaries, (b) at no time shall the aggregate notional amount of all Indebtedness of the Company and its Subsidiaries covered by Hedge Agreements in respect of foreign exchange risks exceed 100% of the aggregate notional principal amount of the aggregate Indebtedness, programming expenses and Capital Expenditures of the Company and its Subsidiaries denominated in a currency other than Pesos (provided that the Company shall use commercially reasonable efforts to enter into foreign exchange Hedging Agreements that are unsecured), and (c) prior to entering into any such Hedge Agreement the Company shall furnish to the Administrative Agent such documents as the Administrative Agent may reasonably request to create and perfect a Lien in favor of the Lenders on the Company's rights thereunder.

        9.16    Lines of Business.    Neither the Company nor any other Obligor will engage in any line or lines of business activity other than the business of providing video, voice and data services.

        9.17    Transactions with Affiliates.    Except as expressly permitted by this Agreement, neither the Company nor any other Obligor will directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); provided that (x) any Affiliate who is an individual may serve as a director, officer or employee of the Company or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity and (y) the Company and its Subsidiaries may enter into transactions with Affiliates if the monetary or business consideration arising therefrom and the other terms thereof would be substantially as advantageous to the Company and its Subsidiaries as the monetary or business consideration and other terms that it would obtain in a comparable transaction with a Person not an Affiliate.

        9.18    Certain Obligations in Respect of Subsidiaries.

        (a)   Each of the Company and any other Obligor will take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly Owned Subsidiary (provided that up to 0.01% of the capital stock of any Subsidiary Guarantor may be held, directly or indirectly, by UGC).

        (b)   Each Obligor (other than the Company) will not, after the date of this Agreement, enter into any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of Property.

        (c)   Each of the Company and the other Obligors will take such action from time to time as shall be necessary to ensure that all Subsidiaries of the Company are Subsidiary Guarantors and, thereby, "Obligors" hereunder. Without limiting the generality of the foregoing, in the event that the Company or any other Obligor shall form or acquire any new Subsidiary, the Company or the respective Obligor will cause such new Subsidiary to become a "Subsidiary Guarantor" (and, thereby, an "Obligor") hereunder pursuant to a written instrument in form and substance satisfactory to each Lender and the Administrative Agent, to become a party to each Security Document (and to do such things as may be necessary so that its Properties are subject to the Lien of the Security Documents and its capital stock is subject to the Lien of the Stock Pledge Agreement) and to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 7.01 hereof upon the Closing Date or as any Lender or the Administrative Agent shall have requested.

        (d)   Each of the Obligors will take such action from time to time as shall be necessary to ensure that all of the capital stock of each Obligor shall be subject to the Lien of the Stock Pledge Agreement. Without limiting the generality of the foregoing, in the event that any Person shall acquire any capital stock of the Company, the Company will cause such Person to become a party to the Stock Pledge Agreement (and it will thereupon become a "Stock Pledgor" hereunder) pursuant to a written instrument in form and substance satisfactory to the Administrative Agent and its Chilean counsel, and to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Stock Pledgor pursuant to Section 7.01 hereof upon the Closing Date or as the Administrative Agent and its Chilean counsel shall have requested.

        9.19    Insurance.    The Company and the other Obligors agree that, subject to the Lenders' rights with respect to insurance proceeds during the continuance of any Default, they will use the proceeds of any policy of insurance covering tangible Property of the Obligors to repair or replace the property in respect of which such proceeds were received reasonably promptly (but in no event later than six months) after receipt of such proceeds.

        9.20    Post-Closing Collateral Matters.

        (a)   Pole Lease Agreements—The Company agrees that at all times there shall be duly executed and delivered, duly notarized by a notary public in Chile, and duly consented to by the applicable lessors, Conditional Assignments (duly executed and delivered and duly notarized and duly consented to by the applicable lessors) covering leaseholds that represent pole rental agreements covering the services provided to at least 80% of the total number of Cable Subscribers.

        (b)   Telephony Switch Property Leases and Fiber Optic Leases—The Company agrees that,

          (i)    It will maintain any telephony switches of the Company and its Subsidiaries, together with all equipment and other Property relating or necessary to operate such telephony switches, on real property owned in fee by the Company or any such Subsidiary ("Owned Switch Property") or on real property leased from a Person other than VTR Larga Distancia S.A. ("Leased Switch Property").

          (ii)   To the extent that any Owned Switch Property is not subject to a Real Property Mortgage, the Company will (w) concurrently with the acquisition of such Owned Switch Property, deliver to the Administrative Agent a Real Property Mortgage in respect of such Owned Switch Property, duly executed and delivered by the Company or such Subsidiary, and duly notarized by a notary public in Chile, (x) by no later than 15 days after the date of such Real Property Mortgage, deliver such Real Property Mortgage to the applicable conservador de bienes raíces in Chile, (y) by no later than 30 days after the date of such Real Property Mortgage, furnish to the Administrative Agent a certificate of such conservador de bienes raíces in Chile to the effect that the Liens created by such Real Property Mortgage have been duly registered in each public registry in Chile in which such registration is necessary to perfect the security interest purported to be granted by such mortgage, and (z) concurrently therewith, furnish to the Lenders opinions of Chilean counsel, in form and substance satisfactory to the Administrative Agent, as to the perfection and priority of the Liens purported to be created thereby.

          (iii)  To the extent that any Leased Switch Property is not subject to a conditional assignment of rights (cesión condicional de derechos), the Company will (x) concurrently with the execution of the lease agreement in respect of such Leased Switch Property, cause to be duly executed and delivered, duly authorized by a notary public in Chile, and duly consented to by the applicable lessors, a conditional assignment of rights (cesión condicional de derechos) covering such lease agreement, and (y) concurrently therewith, furnish to the Lenders opinions of Chilean counsel, in form and substance satisfactory to the Administrative Agent, as to the perfection and priority of the Liens purported to be created thereby.

          (iv)  Neither the Company nor any of its Subsidiaries shall extend or renew the term of any of the VTR Larga Distancia Lease Agreements. If the Company or any Subsidiary Guarantor is a party to or enters into any lease agreement in respect of fiber optic cables or other fiber optic equipment or services (other than a VTR Larga Distancia Lease Agreement), on and at all times after the date of such lease agreement, it will have caused there to be duly executed and delivered, duly notarized by a notary public in Chile, and duly consented to by the applicable lessors, a conditional assignment of rights (cesión condicional de derechos) covering such lease agreement. Concurrently therewith, the Company shall furnish to the Lenders opinions of Chilean counsel, in form and substance satisfactory to the Administrative Agent, as to the perfection and priority of the Liens purported to be created thereby.

        (c)   Intercreditor Arrangements—The Lenders and the Administrative Agent agree that, in connection with any QLF and any Hedge Agreement entered into by the Company, they shall, upon the request of the Company, enter into an intercreditor agreement, reasonably satisfactory to the Company, the Majority Lenders, and the QLF Lenders and Hedge Agreement counterparties, as applicable, with the Company, the applicable QLF Lenders or the counterparty to such Hedge Agreement (as the case may be) to provide that, as between the Lenders and the Administrative Agent, and such QLF Lenders or such Hedge Agreement counterparty, their respective Liens on the Collateral shall be pari passu in all respects. Such intercreditor agreement shall provide that any realization with respect to any of the Collateral shall require a vote of the Lenders, any QLF Lenders and Hedge Agreement counterparties, representing at least a majority of the aggregate principal amount of the loans, notes or bonds (and in the case of Hedge Agreement counterparties, the amount of the applicable termination payment) held by them.

        (d)   Further Assurances—The Company agrees that from time to time, at the expense of the Company, the Company will, and will cause each of the other Obligors to, promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that the Administrative Agent may reasonably request, in order to perfect and protect the assignments, security interests and Liens granted or purported to be granted under the Basic Documents or to enable the Administrative Agent or any Lender to exercise and enforce its rights and remedies under this Agreement or any other Basic Document with respect to any Collateral. Without limiting the generality of the foregoing, the Company will, and will cause each of the other Obligors to:

          (i)    authorize such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Administrative Agent may reasonably request, in order to perfect and preserve the assignments, security interests and Liens granted or purported to be granted under the Basic Documents; and

          (ii)   furnish to the Administrative Agent, from time to time at the Administrative Agent's request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

With respect to the foregoing and the grant of the security interest under the Basic Documents, the Company and each of the other Obligors hereby authorize the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Company or any such Obligor where permitted by law.

        9.21    Qualified Local Financing.    Each of the Company, the Administrative Agent and each of the Lenders agrees as follows:

          (a)    Engagement of Chilean Rating Agency.    Within 15 days after the Closing Date, the Company will engage a Chilean Rating Agency for the purpose of rating senior secured debt obligations of the Company (any such rating by a Chilean Rating Agency, a "Debt Rating") in accordance with clause (b) below.

          (b)    Obtaining a Rating.    The Company will do each of the following:

            (i)    upon the earlier of the following (the "First Request Date"):

              (A)  the Company determining that is reasonably likely to obtain a Debt Rating of 'A-' or better, and promptly notifying the Administrative Agent, and

              (B)  the reasonable request of the Administrative Agent or the Majority Lenders,

      the Company shall:

              (x)   use commercially reasonable efforts to obtain a Debt Rating no later than 60 days after the First Request Date, and

              (y)   furnish to the Administrative Agent, no later than 65 days after the First Request Date, a written report stating whether a Debt Rating was obtained and, if such Debt Rating is less than 'A-', the reasons therefore (to the extent provided by the applicable Chilean Rating Agency);

            (ii)   in the event that the Company receives a Debt Rating that is lower than an 'A-' (or if the Company receives a Debt Rating of 'A-' or better that is subsequently downgraded to lower than 'A-'), then at the reasonable request of the Administrative Agent or the Majority Lenders from time to time thereafter (each, a "Subsequent Request"), the Company shall:

              (x)   use commercially reasonable efforts to obtain a new Debt Rating by no later than 30 days after the date of such Subsequent Request (provided that the Company shall have no obligation to obtain more than one Debt Rating in any one fiscal quarter and, subject to clause (y) below, shall have no obligation to obtain a new Debt Rating unless the Company shall have prepared new financial statements that were not the basis for the immediately prior Debt Rating),

              (y)   if so requested by the Administrative Agent or the Majority Lenders, select a Chilean Rating Agency other than the one used in connection with the First Request Date, and

              (z)   furnish to the Administrative Agent, no later than 40 days after each Subsequent Request, a written report stating whether a Debt Rating was obtained and, if such Debt Rating is less than 'A-', the reasons therefore (to the extent provided by the applicable Chilean Rating Agency); and

            (iii)  promptly after any date (a "QLF Rating Date") on which the Company receives a Debt Rating of 'A-' or better, the Company will notify the Lenders of the receipt of such Debt Rating; and

            (iv)  for purposes of clauses (i) and (ii) above, "commercially reasonable efforts" shall include cooperating with the relevant Chilean Rating Agency as reasonably requested by such Chilean Rating Agency, and making members of its senior management available for meetings with such Chilean Rating Agency.

          (c)    Commencement of QLF Process.    The Company shall use commercially reasonable efforts to do each of the following:

            (i)    by no later than 60 days after each Commencement Date, obtain written proposals from prospective lead arrangers or underwriters (which lead arrangers or underwriters shall be reasonably satisfactory to the Company) to structure a Qualified Local Financing, and furnish copies of the same to each of the Lenders (provided that the compensation terms are not required to be disclosed),

            (ii)   promptly after the receipt thereof, consult with the Administrative Agent and the Lenders about the respective terms and conditions of each such proposal,

            (iii)  promptly after such consultations, request that the Majority Lenders give their preliminary written approval to one or more such proposals that contain Acceptable Terms (and each Lender agrees to provide (or advise that it cannot provide such approval) no later than 14 days after receipt of the Company's written request therefor),

            (iv)  promptly after receipt of such preliminary approvals, request binding written commitments with respect to one or more of the proposals that have Acceptable Terms with respect to which the Majority Lenders have given preliminary approval,

            (v)   by no later than 90 days after the Commencement Date, obtain binding written commitments (subject to customary conditions) with respect to each proposal referred to in clause (iii) above (any such commitment that has Acceptable Terms, a "Commitment"),

            (vi)  promptly thereafter, notify the Lenders which Commitment the Company intends to accept (an "Accepted QLF");

            (vii) obtain from the Majority Lenders (or, if required by Section 12.05 hereof, all of the Lenders), any existing QLF Lenders, and the counterparties to any Hedge Agreement, (x) an irrevocable written consent to any modifications required by the lenders or investors that will participate in the Accepted QLF as a condition to the closing of such Accepted QLF, and (y) an intercreditor agreement contemplated by Section 9.20(c) hereof (collectively, the "Required Modifications"); and

            (viii) promptly after obtaining all Required Modifications, accept the Accepted QLF.

          (d)    Consummation of QLF.    If the Company shall have obtained a Commitment and the Required Modifications within 90 days of such Commencement Date (the date on which both such Commitment and such Required Modifications have been obtained is referred to as the "Relevant Date" for such Accepted QLF), then the Company shall use commercially reasonable efforts to consummate such Accepted QLF by no later than 30 days after such Relevant Date (or, if the agent or underwriter with respect to such Accepted QLF shall recommend a longer period of time, such longer period of time).

          (e)    Increase in Applicable Margin.    If each of the following conditions are satisfied:

            (i)    the Company shall have defaulted in the performance of its obligations under this Section 9.21, and

            (ii)   no Market Change shall have occurred during the period commencing on the applicable Commencement Date and ending on the date 120 days thereafter (or such later date in accordance with the terms of Section 9.21(d) hereof), then, during the period commencing on the first date that the Company shall have defaulted in the performance of its obligations under this Section 9.21 (but not earlier than the applicable Relevant Date) and ending on the date of the consummation of a QLF, the "Applicable Margin" shall be increased to a rate per annum equal to the "Applicable Margin" as provided in Section 1.01 hereof plus 4.00%; provided that, if the Company shall have defaulted in the performance of its obligations under Section 9.21(a), (b) or (c) hereof and a Market Change shall occur during the period commencing on the date of such default and ending on the date 150 days after the QLF Rating Date or relevant QLF Rating Date Anniversary, as applicable (or such later date in accordance with the terms of Section 9.21(d) hereof), the "Applicable Margin" shall be reduced, effective as of the later of (i) the date of such Market Change and (ii) the applicable Relevant Date, to the rate provided for in Section 1.01 hereof.

          (f)    Amount of QLF.    Any QLF commenced by the Company shall be in the following amounts:

            (i)    with respect to the first Qualified Local Financing that is consummated, an aggregate principal amount at least equal to U.S.$60,000,000; and

            (ii)   with respect to each subsequent Qualified Local Financing, an aggregate principal amount at least equal to U.S.$30,000,000.

        9.22    Limitation on Amendments to QLF Documentation.    The Company will not consent to any modification, supplement or waiver of any of the provisions of the documentation for any QLF without the prior approval of the Administrative Agent, except any such modification, supplement or waiver that would not reasonably be expected to materially adversely effect the interests of the Lenders hereunder.

        Section 10.    Events of Default.    If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

          (a)   The Company shall default in the payment when due (whether at stated maturity or at mandatory or optional prepayment) of any principal of, or interest on, any Loan or any other amount payable by it hereunder or under any other Basic Document; or

          (b)   Any Relevant Party shall default in the payment when due (beyond any applicable grace or cure period) of any principal of or interest on any of its other Indebtedness aggregating U.S.$5,000,000 (or the equivalent in other currencies) or more, or in the payment when due (beyond any applicable grace or cure period) of any amount under any Hedge Agreement aggregating U.S.$5,000,000 (or the equivalent in other currencies) or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness aggregating U.S.$5,000,000 (or the equivalent in other currencies) or more, or any event specified in any Hedge Agreement aggregating U.S.$5,000,000 (or the equivalent in other currencies) or more shall occur if the effect of such event is to cause, or (after the expiration of any applicable cure period) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity (except to the extent that, in the case of any Indebtedness representing the purchase price of equipment where there is a dispute between an Obligor and the vendor of such equipment, the holder of such Indebtedness has been indefinitely stayed from exercising any right or remedy with respect to such Indebtedness) or, in the case of an Hedge Agreement, to permit the payments owing under such Hedge Agreement to be liquidated; or

          (c)   Any representation, warranty or certification made or deemed made herein or in any other Basic Document (or in any modification or supplement hereto or thereto) by any Relevant Party, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

          (d)   The Company or any other Obligor shall default in the performance of any of its obligations under any of Sections 9.01(e), 9.05, 9.06, 9.07, 9.08, 9.09, 9.10, 9.11, 9.12, 9.13, 9.15 or 9.20 hereof; or any Relevant Party shall default in the performance of any of its other obligations in this Agreement or any other Basic Document (other than Section 9.21 hereof) and such default shall continue unremedied for a period of fourteen or more days after notice thereof to the Company by the Administrative Agent or any Lender (through the Administrative Agent); or

          (e)   The Company shall declare or make any Dividend Payment at any time; or

          (f)    Any Relevant Party shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (g)   Any Relevant Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under any applicable law relating to bankruptcy or insolvency, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or windingup, or composition or readjustment of debts (except as expressly contemplated by and pursuant to Section 9.05 hereof), (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under any applicable law relating to bankruptcy or insolvency or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

          (h)   A proceeding or case shall be commenced, without the application or consent of the affected Relevant Party, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or windingup, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Relevant Party or of all or any substantial part of its Property, or (iii) similar relief in respect of such Relevant Party under any law relating to bankruptcy, insolvency, reorganization, windingup, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or a court order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days (each Lender agreeing to respond within ten Business Days to any request by the Company for an extension of this grace period (without any obligation on the part of any Lender to so consent)); or a court order for relief against any Relevant Party shall be entered in an involuntary case under any applicable law relating to bankruptcy or insolvency; or

          (i)    (i) A final judgment or judgments for the payment of money for which the amount is in excess of U.S.$5,000,000 (or the equivalent in other currencies), exclusive of judgment amounts fully covered by insurance, or the amount is in excess of U.S.$20,000,000 (or the equivalent in other currencies), regardless of insurance coverage, in the aggregate shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Relevant Party and the same shall not be discharged (or provision shall not be made for such discharge), vacated, bonded or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and such Relevant Party shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or (ii) any non-monetary judgment or order shall be rendered against the Company or any of the other Obligors that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (j)    any of the following:

            (x)   either (A) UGC shall cease to own beneficially and control (either directly or indirectly) at least 51% of the issued and outstanding capital stock or other equity interests (or securities convertible into equity interests) in the Company having the right to vote, or at least 51% of all of the issued and outstanding capital stock or other equity interests (or securities convertible into equity interests) in the Company, or (B) UGC shall cease to have the power (whether by ownership of capital stock, contract or otherwise) to control the management or policies of the Company,

            (y)   any Person or two or more Persons acting in concert shall have entered into a contract or arrangement that, upon consummation, will result in one or more of the events described in clause (x) above (unless such contract or agreement is conditioned upon such transaction being permitted under this Agreement), or

            (z)   any of the shares of capital stock or other equity interests (or securities convertible into equity interests) of the Company held by any Stock Pledgor shall be subject to any Lien (other than Liens created in favor of the Lenders and any QLF Lenders under the Basic Documents); or

          (k)   The Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the Property intended to be covered thereby (other than any immaterial items of Property) in favor of the Lenders, free and clear of all other Liens (other than Liens permitted under Section 9.06 hereof), or, the Lenders shall cease to have a valid and perfected first priority Lien on 100% of the issued and outstanding capital stock of, or other equity interests in, any Obligor, or, except for expiration in accordance with its terms, any of the Basic Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Relevant Party; or

          (l)    Any license, consent, authorization, registration or approval at any time necessary to enable any Relevant Party to comply with any of its obligations under this Agreement or any other Basic Document shall be revoked, withdrawn or withheld or shall be modified or amended, which revocation, withdrawal, withholding, modification or amendment could reasonably be expected to have a Material Adverse Effect; or

          (m)  Any governmental authority shall take any action to condemn, seize, nationalize or appropriate any substantial portion of the Property of the Obligors (either with or without payment of compensation) or shall take any action which materially adversely affects any Relevant Party's ability to perform its obligations under this Agreement or any of the other Basic Documents; or the Company or any Subsidiary Guarantor shall be prevented from exercising normal control over all or a substantial part of its Property; or

          (n)   Chile or any competent authority thereof shall declare a moratorium on the payment of Indebtedness by Chile or any governmental agency or authority thereof or corporations therein, or Chile shall cease to be a member in good standing of the International Monetary Fund or shall cease to be eligible to utilize the resources of the International Monetary Fund under the Articles of Agreement thereof, or the international monetary reserves of Chile shall become subject to any Lien; or

          (o)   Any event, circumstance or condition shall have occurred that has had a Material Adverse Effect; provided that a default by the Company in the performance of its obligations under Section 9.21 shall be deemed to not have caused a Material Adverse Effect; or

          (p)   Any Obligor shall make any principal payment in respect of any of the Indebtedness described in Section 9.07(c) or 9.07(d) during the continuance of any Default in respect of Sections 9.11, 9.12 and 9.13 hereof; or

          (q)   By the 45th Business Day after the Closing Date, to the extent that any shares of the Company are not subject to the Stock Pledge Agreement on such date (including, without limitation, any shares issued in connection with the Equity Contributions referred to in Section 7.02(a) hereof), the Administrative Agent shall not have received (i) additional stock pledge agreements (substantially in the form of the Stock Pledge Agreement) covering such shares, and (ii) an opinion of Walkers, Cayman Islands counsel to the Obligors, substantially in the form of Exhibit B-4 hereto (and each Obligor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent); or

          (r)   By the 45th Business Day after the Closing Date, the Administrative Agent shall not have received, with respect to each Conditional Assignment, a written ratification from each electricity distribution company (or any other Person acting as lessor under the pole rental agreements) in respect thereof, of the extension thereof contemplated by Section 7.01(c)(iv) hereof;

THEREUPON: (1) in the case of any Event of Default other than one referred to in clause (g) or (h) of this Section 10, the Administrative Agent may, and, if so requested by the Majority Lenders, shall, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor; and (2) in the case of the occurrence of an Event of Default referred to in clause (g) or (h) of this Section 10, the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.

        Section 11.    The Administrative Agent.

        11.01    Appointment, Powers and Immunities.    Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Basic Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Basic Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section 11.06 hereof shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Basic Documents, and shall not by reason of this Agreement or any other Basic Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Basic Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Basic Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Basic Document or any other document referred to or provided for herein or therein or for any failure by the Company or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Basic Document; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Basic Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Administrative Agent.

        11.02    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, facsimile, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Basic Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders or, if provided herein, in accordance with the instructions given by all of the Lenders and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

        11.03    Defaults.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 11.07 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders or all of the Lenders.

        11.04    Rights as a Lender.    With respect to any Loan made by The Toronto-Dominion Bank or any of its affiliates, The Toronto-Dominion Bank or such affiliate (as the case may be) shall have the same rights and powers hereunder as any other Lender and may exercise the same as though TD were not acting as the Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include The Toronto-Dominion Bank. The Toronto-Dominion Bank or such affiliates, as the case may be, may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking or other business with the Obligors (and any of their Subsidiaries or Affiliates) as if TD were not acting as the Administrative Agent, and The Toronto-Dominion Bank and its affiliates may accept fees and other consideration from the Obligors for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

        11.05    Indemnification.    The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 12.03 hereof, but without limiting the obligations of the Company under said Section 12.03) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Basic Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Company is obligated to pay under Section 12.03 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

        11.06    Non-Reliance on Administrative Agent and Other Lenders.    Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Basic Document. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Obligor of this Agreement or any of the other Basic Documents or any other document referred to or provided for herein or therein or to inspect the Properties or books of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the Security Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries (or any of their affiliates) that may come into the possession of the Administrative Agent or any of its affiliates.

        11.07    Failure to Act.    Except for action expressly required of the Administrative Agent hereunder and under the other Basic Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 11.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

        11.08    Resignation or Removal of Administrative Agent.    Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be a financial institution that has an office in New York, New York. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative

Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

        11.09    Consents under Other Basic Documents.    Except as otherwise provided in Section 12.05 hereof with respect to this Agreement, the Administrative Agent may, with the prior consent of the Majority Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Basic Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release any collateral or otherwise terminate any Lien under any Basic Document providing for collateral security, or agree to additional obligations being secured by such collateral security.

        Section 12.    Miscellaneous.

        12.01    Waiver.    No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

        12.02    Notices.    All notices, requests and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by facsimile) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof (below the name of the Company, in the case of any Subsidiary Guarantor); or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

        12.03    Expenses.    The Company agrees to pay or reimburse each of the Lenders and the Administrative Agent for:

          (a)   all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of Mayer, Brown, Rowe & Maw, special New York counsel to the Administrative Agent, and Philippi, Yrarrázaval, Pulido y Brunner, special Chilean counsel to the Administrative Agent) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents and (ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Basic Documents (whether or not consummated).

          (b)   all reasonable out-of-pocket costs and expenses of each of the Lenders and the Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 12.03; and

          (c)   all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Basic Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Basic Document or any other document referred to therein.

        12.04    Indemnification.    The Company hereby agrees to indemnify the Administrative Agent and each Lender and their respective affiliates, directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Administrative Agent to any Lender, whether or not the Administrative Agent or any Lender is a party thereto) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the Loans hereunder, any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any of the Loans hereunder or any Environmental Laws or any Environmental Claim, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). Each of the Obligors agrees that it will not assert any claim against the Administrative Agent, any Lender, any of their respective affiliates, or any of their, or their respective affiliates', respective directors, officers, employees, attorneys and agents, on any theory of liability for special, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein or in any other Basic Document.

        12.05    Amendments, Etc.    Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Company and the Majority Lenders, or by the Company and the Administrative Agent acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Administrative Agent acting with the consent of the Majority Lenders; provided that:

          (a)   no modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders or by the Administrative Agent acting with the consent of all of the Lenders: (i) extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder, (ii) reduce the amount of any such payment of principal, (iii) reduce the rate at which interest is payable thereon (other than in connection with an increase in the interest rate pursuant to Section 9.21(e) hereof) or any fee is payable hereunder, (iv) alter the rights or obligations of the Company to prepay Loans, (v) alter the terms of Section 4.02 or this Section 12.05, (vi) modify the definition of the term "Majority Lenders" or the term "Required Lenders", or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof (including the requirement set forth in Section 11.09 hereof), or (vii) release any Subsidiary Guarantor from its obligations under Section 6 hereof;

          (b)   any modification or supplement of Section 11 hereof shall require the consent of the Administrative Agent; and

          (c)   any modification or supplement of Section 6 hereof shall require the consent of each Subsidiary Guarantor.

        12.06    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        12.07    Assignments and Participations.

          (a)   No Obligor may assign any of its rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders, the Administrative Agent and the Central Bank of Chile.

          (b)   Each Lender may assign any of its Loans and its Notes to any Eligible Assignee (or during an Event of Default, any Person); provided that (i) any such partial assignment shall be in an amount at least equal to U.S.$3,000,000 (or, with respect to assignments among Lenders, U.S.$1,000,000); (ii) each such assignee Lender shall be a bank or registered as a financial institution with the Central Bank of Chile; and (iii) each such partial assignment by a Lender of any of its Loans and Notes shall be made in such manner so that the same portion of its Loans and Notes are assigned to the respective assignee. Upon execution and delivery by the assignee to the Company and the Administrative Agent of an instrument in writing pursuant to which such assignee agrees to become a "Lender" hereunder (if not already a Lender) having the Loan specified in such instrument, and the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Company and the Administrative Agent, such consents not to be unreasonably withheld or delayed), the obligations, rights and benefits of a Lender hereunder holding the Loan (or portions thereof) assigned to it (in addition to the Loan, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Loan (or portion thereof) so assigned, but shall be entitled to indemnification and other rights under this Agreement and the other Basic Documents with respect to the period prior to the date of such assignment. Upon each such assignment the assigning Lender shall pay the Administrative Agent an assignment fee of U.S.$3,500. The Company agrees to cause any assignment made pursuant to this Section 12.07(b) to be notified to the Central Bank of Chile pursuant to, and in accordance with, the applicable provisions of Chapter XIV of the Foreign Exchange Rules of the Central Bank of Chile.

          (c)   A Lender may sell or agree to sell to one or more other Persons a participation in all or any part of any Loan held by it, in which event each purchaser of a participation (a "Participant") shall be entitled to the rights and benefits of the provisions of Section 9.03(f) hereof with respect to its participation in such Loan as if (and the Company shall be directly obligated to such Participant under such provisions as if) such Participant were a "Lender" for purposes of said Section, but, except as otherwise provided in Section 4.07(c) hereof with respect to participations purchased pursuant to Section 4.07 (b) hereof, shall not have any other rights or benefits under this Agreement or any Note or any other Basic Document (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by the Company to any Lender under Section 5 hereof in respect of any Loan held by it, shall be determined as if such Lender had not sold or agreed to sell any participations in such Loan, and as if such Lender were funding each of such Loan in the same way that it is funding the portion of such Loan in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Basic Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) extend the date fixed for the payment of principal of or interest on the Loan or any portion of any fee hereunder payable to the Participant, (ii) reduce the amount of any such payment of principal, (iii) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee, (iv) alter the rights or obligations of the Company to prepay the Loans or (v) consent to any modification, supplement or waiver hereof or of any of the other Basic Documents to the extent that the same, under Section 11.09 or 12.05 hereof, requires the consent of each Lender.

          (d)   Notwithstanding anything in this Agreement to the contrary (including any other provision regarding assignments, participations, transfers or novations), any Lender (a "Granting Lender") may, without the consent of any other party hereto, grant to a special purpose funding vehicle (whether a corporation, partnership, limited liability company, trust or otherwise, an "SPV") sponsored or managed by the Granting Lender or any affiliate thereof identified to

  Borrower as such, a participation in all or any part of any existing or future advances hereunder that such Granting Lender has made or will make pursuant to this Agreement; provided that (i) such Granting Lender's obligations under this Agreement shall remain unchanged, (ii) such Granting Lender shall remain the holder of the Notes for all purposes under this Agreement and (iii) the Company, Administrative Agent and other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender's rights and obligations under this Agreement.

          (e)   Each party hereto hereby agrees that (i) no SPV will be entitled to any rights or benefits that a Participant would not otherwise be entitled to under this Agreement and (ii) an SPV may assign its interest in any existing or future advances hereunder to any entity that would constitute a Participant. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof, other than as a holder of a security or other debt instrument of such SPV.

          (f)    Notwithstanding anything in this Agreement to the contrary, the Granting Lender and any SPV may, without the consent of any other party hereto, and without limiting any other rights of disclosure of the Granting Lender under this Agreement, disclose on a confidential basis any non-public information relating to its funding of advances to (i) (in the case of the Granting Lender) any actual or prospective SPV in accordance with Section 12.17(vi) hereof, (ii) (in the case of an SPV) its lenders, sureties, reinsurers, guarantors or credit liquidity enhancers, and their respective directors, officers, and advisors and (iii) any rating agency. This section may not be amended without the written consent of Borrower and each Lender.

          (g)   In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.07, any Lender may (without notice to the Company, the Administrative Agent or any other Lender and without payment of any fee) (i) assign and pledge all or any portion of its Loan and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and (ii) assign all or any portion of its rights under this Agreement and its Loan and its Note to an affiliate, so long as such assignee is a bank or a foreign financial institution considered as such for purposes of Article 59 No 1 of the income tax law of Chile. No such assignment shall release the assigning Lender from its obligations hereunder, provided that each such assignment by a Lender of its loan shall have the prior authorization of the Central Bank of Chile.

          (h)   A Lender may furnish any information concerning the Company or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), provided that such assignee or participant shall have agreed, pursuant to its customary confidentiality agreement, to keep such information confidential.

          (i)    Anything in this Section 12.07 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Company or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

        12.08    Survival.    The obligations of the Company under Sections 5.01, 5.04, 5.05, 12.03 and 12.04 hereof, the obligations of each Subsidiary Guarantor under Sections 6.03 and 6.04 hereof, the obligations of the Lenders under Section 11.05 hereof, and the provisions of Sections 12.11, 12.12, 12.13, 12.14 and 12.15 shall survive the repayment of the Loans. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of having made any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

        12.09    Captions; Integration.    The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement. This Agreement, the Notes and the other Basic Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any agreements, written or oral, with respect thereto, entered into prior to the date of this Agreement.

        12.10    Counterparts.    This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

        12.11    Judgment Currency.    This is an international loan transaction in which the specification of Dollars and payment in New York City is of the essence, and the obligations of the Obligors under this Agreement to make payment to (or for the account of) a Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Lender in New York City of the full amount of Dollars payable to such Lender under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 12.11 called the "judgment currency"), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at its New York City office with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Obligors in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any Basic Document (in this Section 12.11 called an "Entitled Person") shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the judgment currency so adjudged to be due; and each of the Obligors hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

        12.12    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, United States of America.

        12.13    Jurisdiction; Service of Process; Venue.

        (a)   Each Obligor hereby agrees that any suit, action or proceeding with respect to this Agreement, any Note, any other Basic Document (other than the Security Documents) or any judgment entered by any court in respect of any thereof may be brought in the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York, as the party commencing such suit, action or proceeding may elect in its sole discretion; and each Obligor hereby irrevocably and unconditionally submits to the jurisdiction of such courts for the purpose of any suit, action, proceeding or judgment. Each Obligor hereby further irrevocably and unconditionally submits, for the purpose of any such suit, action, proceedings or judgment brought against it (including any suit, action, proceedings or judgment relating to any of the Security Documents), to any ordinary court of justice of the City and Comuna of Santiago, Chile. Each Obligor

agrees that final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by law suit on the judgment or in any other manner permitted by law.

        (b)   Each Obligor hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon CT Corporation, presently located at 1633 Broadway, New York, New York 10019, U.S.A. (the "Process Agent"), and each Obligor hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to such Obligor shall not impair or affect the validity of such service or of any judgment based thereon. Each Obligor hereby further irrevocably consents to the service of process in any suit, action or proceeding in said courts by the mailing thereof by the Administrative Agent or any Lender by registered or certified mail, postage prepaid, at its address set forth beneath its signature hereto.

        (c)   Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or any Lender to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over any Obligor in such other jurisdictions, and in such manner, as may be permitted by applicable law.

        (d)   Each Obligor hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any other Basic Document brought in the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

        (e)   Each Obligor irrevocably waives, to the fullest extent permitted by applicable law, any claim that any action or proceeding commenced by the Administrative Agent or any Lender relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by any Obligor relating in any way to this Agreement whether or not commenced earlier. To the fullest extent permitted by applicable law, the Obligors shall take all measures necessary for any such action or proceeding commenced by the Administrative Agent or any Lender to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by any Obligor.

        12.14    No Immunity.    To the extent that any Obligor may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Basic Document, to claim for itself or its Property any immunity from set-off, suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Basic Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), each of the Obligors hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and agrees that the foregoing waiver shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and is intended to be irrevocable for purposes of such Act.

        12.15    Waiver of Jury Trial.    EACH OF THE OBLIGORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        12.16    Use of English Language.    This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language, or accompanied by a certified English translation thereof. Except in the case of laws of, or official communications of, Chile, in the case of any document originally issued in a language other than English, the English language version of any such document shall for purposes of this Agreement, and absent manifest error, control the meaning of the matters set forth therein.

        12.17    Confidentiality.    Each Lender and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Company pursuant to this Agreement that is identified by the Company in writing as being confidential at the time the same is delivered to the Lenders or the Administrative Agent (including, without limitation, the information included in Schedules I, II, III and IV hereto), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Lenders or the Administrative Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Administrative Agent or any other Lender, (v) in connection with any litigation to which any one or more of the Lenders or the Administrative Agent is a party, (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender a written confidentiality agreement or (vii) that has become generally available to the public, other than by a breach of this Section 12.17 by the Administrative Agent or such Lender, as the case may be, or that the Administrative Agent or such Lender, as the case may be, has received from a Person not party to this Agreement where the Administrative Agent or such Lender, as the case may be, is not aware of such Person being under an obligation to keep such information confidential. Solely for the purposes of complying with Treasury Regulation Section 1.6011 - 4(b)(3)(iii), the Company, the Administrative Agent and each Lender (and each of their respective employees, representatives, or other agents) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws. For purposes of this Section "Treasury Regulations" shall mean the Treasury Regulations promulgated under the Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

VTR GLOBALCOM S.A.
By:	/s/ BLAS TOMIC E. Title: Chief Executive Officer
Address for Notices:
Attention:
Facsimile No.:
Telephone No.:

SUBSIDIARY GUARANTORS
VTR NET S.A.
By:	/s/ BLAS TOMIC E. Title: Chief Executive Officer
VTR BANDA ANCHA S.A.
By:	/s/ BLAS TOMIC E. Title: Chief Executive Officer
VTR GALAXY CHILE S.A.
By:	/s/ BLAS TOMIC E. Title: Chief Executive Officer
VTR GLOBALCARRIER S.A.
By:	/s/ BLAS TOMIC E. Title: Chief Executive Officer
VTR INGENIERIA S.A.
By:	/s/ BLAS TOMIC E. Title: Chief Executive Officer

LENDERS
Outstanding Loans: U.S.$24,460,227.27	THE TORONTO-DOMINION BANK
	By:	/s/ JIM BRIDWELL Title: Vice President
Lending Office:
909 Fannin Street, Suite 1700 Houston, Texas 77010
Address for Notices:
909 Fannin Street, Suite 1700 Houston, Texas 77010
	Attention:	Mr. Jimmie Bridwell, Vice President
	Facsimile No.:	713-951-9921
	Telephone No.:	713-653-8231

Outstanding Loans: U.S.$18,869,318.18	CITIBANK, N.A.
	By:	/s/ JULIE SISKIND Title: Director
Lending Office:
Citigroup Global Project & Structured Trade Finance 388 Greenwich St., 20th Floor New York, NY 10013
Address for Notices:
Citigroup Global Project & Structured Trade Finance 388 Greenwich St., 20th Floor New York, NY 10013
	Attention:	Julie Siskind
	Facsimile No.:	212-816-0374
	Telephone No.:	212-816-1233

Outstanding Loans: U.S.$18,869,318.18	BANKBOSTON N.A.,(1) NASSAU BRANCH
	By:	/s/ PAULINA VALDES Title: Authorized Officer
Lending Office:
BankBoston, N.A., Nassau Branch Rustcraf Road 100 Denham, Massachusetts 02026
Address for Notices:
BankBoston, N.A., Nassau Branch Rustcraf Road 100 Denham, Massachusetts 02026
	Attention:	Karen Cooper
	Facsimile No.:	781-467-2094
	Telephone No.:	781-467-2091
With a copy to:
BankBoston, N.A. Enrique Foster Sur 20. Piso 5 Las Condes. Santiago CHILE
	Attention:	Mario Cortés Phillip
	Facsimile No.:	(56-2) 686 0770
	Telephone No.:	(56-2) 686 0635

(1)
BankBoston, N.A., a Fleet Boston Financial company is the corporate name under which Fleet National Bank operates in Latin America and the Bahamas.

Outstanding Loans: U.S.$18,869,318.18	JPMORGAN CHASE BANK
	By:	/s/ MANOCHERE ALAMGIR Title: Vice President
Lending Office:
JPMorgan Chase Bank-Intl Banking Facility 4 Chase Metrotech Center-15th Floor Brooklyn, NY 11245
Address for Notices:
JP Morgan Chase Bank 277 Park Avenue-2nd Floor New York, New York 10072
	Attention:	Laura Rebecca
	Facsimile No.:	646-534-0531
	Telephone No.:	212-622-2430
With copies to:
JPMorgan Chase Bank 277 Park Avenue, 2nd Floor NEW YORK, NY 10172
Attention: Jacqueline Truzzell
Facsimile No.: 646-634-0829
Telephone No.: 212-622-7441
JPMorgan Chase Bank 270 Park Avenue-20th Floor New York, NY 10017
	Attention:	Manochere Alamgir
	Facsimile No.:	212-270-0433
	Telephone No.:	212-270-0293

Outstanding Loans: U.S.$11,181,818.18	CREDIT LYONNAIS NEW YORK BRANCH
	By:	/s/ SILVIA RUBIO Title: Vice President
Lending Office:
1301 Avenue of the Americas New York, New York 10019
Address for Notices:
1301 Avenue of the Americas New York, New York 10019
	Attention:	Silvia Rubio, Vice President
	Facsimile No.:	212-261-3402
	Telephone No.:	212-261-7485

Outstanding Loans: U.S.$8,386,363.62	CANADIAN IMPERIAL BANK OF COMMERCE
	By:	/s/ ROBERT NOVAK Title: Executive Director
	Lending Office:
	CIBC World Markets, Special Assets 425 Lexington Avenue New York, New York 10017
	Address for Notices:
	CIBC World Markets, Special Assets 425 Lexington Avenue New York, New York 10017
	Attention:	Robert Novak, Executive Director
	Facsimile No.:	212.856.4135
	Telephone No.:	212.856.4130

Outstanding Loans: U.S.$11,181,818.18	EXPORT DEVELOPMENT CANADA
	By:	/s/ SEAN MITCHELL Title: Manager, Special Risks
	By:	/s/ DAN KOVACS Title: Loan Asset Manager
Lending Office:
151 O'Connor Ottawa, Canada K1A 1K3
Address for Notices:
151 O'Connor Ottawa, Canada K1A 1K3
	Attention:	Mr. Sean Mitchell, Asset Management
	Facsimile No.:	613-598-3186
	Telephone No.:	613-598-3027

Outstanding Loans: U.S.$11,181,818.18	ING BANK N.V., CURAÇÃO BRANCH
	By:	/s/ GERMAN TAGLE Title: Attorney in Fact
	By:	/s/ ANDRES ERRAZURIZ Title: Attorney in Fact
Lending Office:
Kaya W.F.G. (Jombi), Mensing 14 Willemsted, Curaçao Netherlands Antilles
Address for Notices:
Kaya W.F.G. (Jombi), Mensing 14 Willemsted, Curaçao Netherlands Antilles
	Attention:	Ms. Alba Felipe
	Facsimile No.:	5999-432-7511
	Telephone No.:	5999-432-7000

TORONTO DOMINION (TEXAS), INC., as Administrative Agent
By:	/s/ JIM BRIDWELL Title: Vice President
Address for Notices to Administrative Agent:
Toronto Dominion (Texas), Inc. 909 Fannin Street, Suite 1700 Houston, Texas 77010
Attention:	Mr. Jimmie Bridwell, Vice President
Facsimile No.:	(713) 951-9921
Telephone No.:	(713) 653-8231

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